    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ------------------------

                              ESAFETYWORLD, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                  NEVADA                                      44290                                     11-3496415
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                            ------------------------

              (ADDRESS AND TELEPHONE NUMBER OF EXECUTIVE OFFICES)

                                 EDWARD A. HEIL
                           100-31 SOUTH JERSEY AVENUE
                            SETAUKET, NEW YORK 11733
                                  516-244-1454
                           FACSIMILE: (212) 208-3082
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                    STEVEN W. SCHUSTER, ESQ.                                            GREGORY SICHENZIA, ESQ.
                     MCLAUGHLIN & STERN, LLP                                        SICHENZIA, ROSS & FRIEDMAN LLP
                       260 MADISON AVENUE                                          135 WEST 50TH STREET, 20TH FLOOR
                       NEW YORK, NY 10016                                              NEW YORK, NEW YORK 10020
                     TELEPHONE: 212-448-1100                                           TELEPHONE: (212) 664-1200
                     FACSIMILE: 212-448-0066                                           FACSIMILE: (212) 664-7329

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering under rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed under rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed under rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made under rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED OFFERING
            TITLE OF EACH CLASS               AMOUNT TO BE        PRICE PER       PROPOSED AGGREGATE        AMOUNT OF
      OF SECURITIES TO BE REGISTERED           REGISTERED         SHARE(1)        OFFERING PRICE(1)      REGISTRATION FEE
shares common stock, $.001 par value
("common stock")(2)........................     1,150,000           $7.00             $8,050,000            $2,237.90
underwriter's warrant(3)...................         1               $.001                $100                  $.28
shares of common stock underlying
underwriter's warrant......................      100,000           $10.50             $1,050,000             $291.90
Total Registration Fee.....................                                                                $2,530.08(4)

(1) Estimated solely for the purpose of determining the registration fee under rule 457 under the Securities Act of 1933.

(2) Includes 150,000 shares of common stock that may be purchased by the underwriter to cover over-allotments, if any.

(3) Represents warrant granted to the underwriter to acquire an aggregate of 100,000 shares of common stock at an exercise price equal to 150% of the price to the public in this offering.

(4) Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED FEBRUARY 8, 2000.
                                   PROSPECTUS
                               ESAFETYWORLD, INC.
                        1,000,000 SHARES OF COMMON STOCK
                                $7.00 PER SHARE


ESAFETYWORLD, INC.:

o eSAFETYWORLD, 100-31 S. Jersey Avenue, Setauket, New York 11733; (516)
  244-1454

o Proposed Nasdaq SmallCap Market symbol: SFTY

o Proposed Boston Stock Exchange symbol: SFT

THE OFFERING:

o Kashner Davidson Securities Corp. has an option to purchase an additional 150,000 shares from eSAFETYWORLD to cover any over-allotments.

o This is a firm commitment offering.

                                                                             PER SHARE     TOTAL
                                                                             ---------   ----------
Public offering price......................................................    $7.00     $7,000,000
Underwriting discounts and commissions.....................................    $0.70     $  700,000
Proceeds, before expenses, to eSAFETYWORLD.................................    $6.30     $6,300,000

     THE INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                       KASHNER DAVIDSON SECURITIES CORP.

               The date of this prospectus is February    , 2000.

                        NOTICE FOR CALIFORNIA RESIDENTS



     OUR COMMON STOCK IS TO BE SOLD IN THE STATE OF CALIFORNIA UNDER THE TERMS OF A LIMITED OFFERING QUALIFICATION UNDER A SUITABILITY STANDARD THAT REQUIRES INVESTORS TO MEET A "SUPER SUITABILITY" STANDARD OF NOT LESS THAN $250,000 LIQUID NET WORTH, PLUS $65,000 GROSS ANNUAL INCOME OR $500,000 LIQUID NET WORTH OR $1,000,000 NET WORTH (INCLUSIVE) OR $200,000 GROSS ANNUAL INCOME. LIQUID NET WORTH MEANS NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES.



                          NOTICE FOR INDIANA RESIDENTS



     OFFERS AND SALES IN THIS OFFERING IN INDIANA MAY ONLY BE MADE TO ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED.



                        NOTICE FOR NEW JERSEY RESIDENTS



     OFFERS AND SALES IN THIS OFFERING IN NEW JERSEY MAY ONLY BE MADE TO ACCREDITED INVESTORS AS DEFINED IN RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933. UNDER RULE 501, TO BE AN ACCREDITED INVESTOR AN INDIVIDUAL MUST HAVE (A) A NET WORTH OR JOINT NET WORTH WITH THE INDIVIDUAL'S SPOUSE OF MORE THAN $1,000,000 OR (B) INCOME OF MORE THAN $200,000 IN EACH OF THE TWO MOST RECENT YEARS OR JOINT INCOME WITH THE INDIVIDUAL'S SPOUSE OF MORE THAN $300,000 IN EACH OF THOSE YEARS AND A REASONABLE EXPECTATION OF REACHING THE SAME INCOME LEVEL IN THE CURRENT YEAR. OTHER STANDARDS APPLY TO INVESTORS WHO ARE NOT INDIVIDUALS. THERE WILL BE NO SECONDARY SALES OF THE SECURITIES TO PERSONS WHO ARE NOT ACCREDITED INVESTORS FOR 90 DAYS AFTER THE DATE OF THIS OFFERING IN NEW JERSEY BY THE UNDERWRITER AND SELECTED DEALERS.

                               PROSPECTUS SUMMARY
                                  ESAFETYWORLD



OUR BUSINESS


     eSAFETYWORLD, Inc. sells disposable garments and equipment to companies involved in production or other activities that must be done in a controlled environment or whose employees are exposed to environmental hazards. Our goal is to develop and operate a business-to-business e-commerce site on the world wide web as the principal means of selling our products to the industrial safety market. We believe that the Internet offers significant opportunities in the areas of e-commerce, including the ability to reach a large potential market without the need for significant advertising expenditures.

     We have identified an industry with annual sales in the United States of greater than $10 billion. We focus on the sale of disposable items used in the industrial safety and controlled environmental markets because these types of products must be reordered regularly by customers.


THE OFFERING



Securities offered..............................................   1,000,000 shares
Common stock outstanding prior to the offering..................   2,000,000 shares
Common stock to be outstanding after the offering...............   3,000,000 shares



     The number of shares of our common stock to be outstanding after the offering assumes that the underwriter does not exercise the over-allotment option. If the over-allotment option is exercised in full, 3,150,000 shares of our common stock will be outstanding after the offering.



USE OF PROCEEDS


     The net proceeds from the sale of the shares are estimated to be approximately $5,890,000 after deducting commissions and expenses of the offering, which are estimated at $1,110,000.

     We intend to use the net proceeds of this offering for:

     o marketing,

     o capital expenditures,

     o website development,

     o repayment of indebtedness,

     o equipment, and

     o working capital and general corporate purposes

                         SUMMARY FINANCIAL INFORMATION


     The selected financial data set forth below at June 30, 1999 is derived from and should be read together with eSAFETYWORLD's financial statements footnotes appearing elsewhere in this prospectus.


     The selected financial data for the cleanroom distribution product group of Laminaire Corporation for the years ended December 31, 1998 and 1997 is derived from and should be read together with the product group's financial statements and footnotes appearing elsewhere in this prospectus. The summary financial data for the product group provided below for the interim periods ended June 30, 1999 and 1998 has been prepared from the product group's books and records and reflects, in our opinion, all adjustments necessary for a fair presentation of the results of operations of the product group for the periods shown. Results for interim periods may not reflect expected results for the entire year.


ESAFETYWORLD


     eSAFETYWORLD had no revenues during the period ended June 30, 1999. In August 1999, it acquired the cleanroom distribution product group in an acquisition accounted for as a purchase. The operating results of the acquired business are included in eSAFETYWORLD's results commencing with the date of acquisition.



                                                                                               10/31/99
                                                                    6/30/99     10/31/99     (AS ADJUSTED)
                                                                    -------    ----------    -------------
Current assets...................................................        --    $  384,275     $ 5,751,275
Total assets.....................................................   $10,000     1,819,675       7,009,675
Liabilities......................................................        --     1,065,004         365,004
Stockholders' equity.............................................    10,000       756,671       6,644,571


The "as adjusted column" assumes the completion of the offering.


                                                                                         FOUR MONTHS
                                                                                            ENDED
                                                                                        OCTOBER 31, 1999
                                                                                        ----------------
Revenues.............................................................................      $  355,969
Operating profit.....................................................................      $   63,816
Net income...........................................................................      $   44,671
Income per share.....................................................................      $      .02
Average number of shares outstanding.................................................       2,000,000



     The results of the cleanroom distribution product group are included in our results of operations from the date of acquisition in August 1999 or for approximately two and one half months during the four month period ended
October 31, 1999.



CLEANROOM DISTRIBUTION PRODUCT GROUP



                                                            YEARS ENDED                SIX MONTHS
                                                            DECEMBER 31,             ENDED JUNE 30,
                                                      ------------------------    --------------------
                                                         1998          1997         1999        1998
                                                      ----------    ----------    --------    --------
Revenues...........................................   $2,267,846    $1,506,607    $746,325    $867,700
Operating profit...................................       54,067       204,106      95,984     142,164
Net income.........................................       35,144       132,669      62,390      92,407


     Net income for the years ended December 31, 1999 and 1998 was calculated assuming an effective income tax rate of 35% for the purposes of calculation.


     The cleanroom distribution product group was managed as a division by Laminaire during this period. Its assets and liabilities were commingled with the assets and liabilities of Laminaire and its operating results were included in Laminaire's overall results. eSAFETYWORLD acquired the business, customer and vendor lists of this division and did not acquire any tangible assets of the division.


     The pro forma data does not give effect to proceeds, if any, from the exercise of the underwriter's over allotment option.

                                  RISK FACTORS



     You should carefully consider each of the following risks and all of the other information contained in this prospectus before deciding to invest in shares of our common stock. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our stock.


     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     Our business is subject to the following risks:

BECAUSE OUR OPERATING HISTORY IS LIMITED FROM THE PERIOD SINCE JUNE 1999, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE PROFITABILITY.


     An evaluation of our future performance and prospects is difficult because eSAFETYWORLD had no revenues during the period ended June 30, 1999 and no operating history prior to this date. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. Our principal start-up risk relates to the amount of time that will be required to become known to users of industrial safety products and the willingmess of these users to order products on the Internet. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets.



WE WILL RELY HEAVILY ON IDEAL SALES INC. FOR THE DELIVERY OF OUR PRODUCTS. THE LOSS OF IDEAL SALES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.



     We will rely on Ideal Sales Inc. to be the vendor for a substantial majority of the products that we will sell. Ideal has purchase agreements with many different vendors and incurs the warehousing costs to maintain products in its own inventory. The loss of Ideal or a significant reduction in the number of products that it distributes would require us to enter into supply agreements or relationships with many individual vendors and could require us to incur inventory holding costs.



     Furthermore, we are linking our computer system to Ideal's to facilitate our customer service operations. The loss of Ideal could restrict our customer service capabilities because we might not have similar access to other vendors' inventory and delivery information.



     Any restrictions on Ideal's willingness to ship products or the loss of this vendor would adversely affect our business.

                                USE OF PROCEEDS



     Our net proceeds from the sale of the shares being offered in this offering at an assumed public offering price of $7.00 per share are estimated to be $5,794,000, after deducting the 10% underwriting discount, three percent non-accountable expense allowance payable to the underwriter, plus an additional $200,000 in estimated offering expenses payable by us and assuming that the underwriter's over allotment option is not exercised. If the underwriter's over allotment option is exercised in full, our net proceeds are estimated to be $6,707,500.


We intend to use the net proceeds as described in the following table:


Marketing................................................................  $  4,130,000         70%
Repayment of promissory notes............................................       375,000          6
Capital expenditures, including equipment................................       350,000          6
Website development......................................................       250,000          4
Payment of obligations to vendors........................................       200,000          3
Consulting fee to underwriter............................................        96,000          2
General working capital..................................................       489,000          9
                                                                           ------------  ---------
Total....................................................................  $  5,890,000        100%
                                                                           ------------  ---------
                                                                           ------------  ---------


The marketing costs will consist of:

     o advertising,

     o general promotional activities,

     o creation and distribution of CD-ROMs,

     o attendance at trade shows and conventions,

     o follow-up with prospective vendors and customers, and

     o the personnel costs associated with those functions

     The proceeds will be used to repay promissory notes executed in August 1999 in the aggregate principal amount of $375,000. The principal amount of the promissory notes has been used for general working capital and to pay for expenses incurred in connection with the acquisition of the division from Laminaire and expenses related to this offering.


     We anticipate paying an aggregate of $200,000 to Kimberly-Clark Corporation, The Texwipe Company LLC and Alma, Inc., three of our suppliers, as required under our guarantees of the obligations of Laminaire. We issued these guarantees as part of our acquisition of the distribution division of Laminaire. We anticipate that Laminaire will not pay these vendors because of its cash flow limitations and that we will make these payments at the closing of the offering. We will deduct any amounts paid under the guarantees from the amounts owed by us to Laminaire under the promissory notes in the aggregate principal amount of $500,000 issued when we acquired the distribution division of Laminaire. The remaining amounts due under the notes will be



     o paid from revenues generated by operations,



     o refinanced from other sources, or



     o reduced by cancellation of a note due from Laminaire in the principal amount of $102,000.


     Website development will include ongoing enhancements to our site as well as assisting vendors and other strategic partners in developing material for our site.

     Working capital will include salaries, rent and administrative expenses and inventory financing. A portion of working capital will be used to satisfy approximately $125,000 in obligations to vendors, assumed in the purchase of the distribution division from Laminaire.

     This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. For instance, we may use a portion of the net proceeds to acquire complementary technologies or businesses. However, we have no commitments or agreements and are not involved in any negotiations to purchase any technology or businesses.

     We reserve the right to reallocate proceeds to different uses, including ways which differ from the specific proposed uses described in this prospectus if management determines the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes. Investors may not agree with the allocation or reallocation. Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least 12 months following this offering. Our belief is based upon assumptions, including assumptions about our contemplated operations and economic and industry conditions. If we are able to make significant acquisitions for cash consideration, we would require additional capital. In addition, contingencies may arise that may require us to obtain additional capital.

     We cannot be sure that we will be able to obtain additional capital on favorable terms or at all. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or similar quality investments.

                                    DILUTION


     Our net tangible book value as of October 31, 1999 was $0 per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 1,000,000 shares of common stock offered by us at an assumed initial public offering price of $7.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value at October 31, 1999 would have been approximately $5,900,000 or $2.01 per share of common stock. This represents an immediate increase in net tangible book value of $2.01 per share to existing stockholders and an immediate dilution of $4.99 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share........................................            $7.00
Net tangible book value per share before the offering..................................   $0.00
Increase per share attributable to new investors.......................................    2.01
                                                                                          -----
Pro forma net tangible book value per share after the offering.........................             2.01
                                                                                                   -----
Dilution per share to new investors....................................................            $4.99
                                                                                                   -----
                                                                                                   -----

     The following table summarizes, on an as adjusted basis after giving effect to the offering, as of October 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:


                                                SHARES OWNED            CONSIDERATION
                                             -------------------    ---------------------      AVERAGE
                                              NUMBER     PERCENT      AMOUNT      PERCENT    PRICE PER SHARE
                                             ---------   -------    ----------    -------    ---------------
Present shareholders......................   2,000,000       67%    $   10,000        .1%        $  .001
New investors.............................   1,000,000       33%     7,000,000      99.9%           7.00
                                             ---------    -----     ----------     -----
  Total...................................   3,000,000      100%    $7,010,000     100.0%
                                             ---------    -----     ----------     -----
                                             ---------    -----     ----------     -----





                                 CAPITALIZATION


     The following table states our capitalization as of October 31, 1999 and as adjusted to reflect the sale of the 1,000,000 shares and the application of the estimated net proceeds. This table should be together with our financial statements included elsewhere in this prospectus.


                                                                                          ACTUAL      AS ADJUSTED
                                                                                        ----------    -------------
  Debt--notes payable................................................................   $  656,000     $   300,000
                                                                                        ----------     -----------
  Stockholders' equity;..............................................................        2,000           3,000
     common stock, par value of $.001 per share; 20,000,000 authorized;
       2,000,000 shares outstanding; 3,000,000 shares outstanding as adjusted
  Additional paid-in capital.........................................................      708,000       6,596,900
  Retained earnings..................................................................       44,671          44,671
                                                                                        ----------     -----------
     Total stockholders' equity......................................................      754,671       6,644,571
                                                                                        ----------     -----------
     Total capitalization............................................................   $1,410,671     $ 6,944,571
                                                                                        ----------     -----------
                                                                                        ----------     -----------


Our calculation of common shares outstanding as adjusted for the offering does not give effect to:

     o 150,000 additional shares of common stock that are issuable upon the exercise of the underwriter's over-allotment option; and

     o 100,000 shares of common stock reserved for issuance upon the exercise of the underwriter's warrant.


     The "As adjusted" column treats the $100,000 fee for a 24-month consulting agreement with the underwriter as a prepaid asset.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION


     The following discussion should be read together with the financial statements and notes included elsewhere in this prospectus.


RESULTS OF OPERATIONS


     General--We had no operating history prior to June 30, 1999. In August 1999, we acquired the business of the Distribution Product Group of Laminaire Corporation. Our business strategy for the year following the completion of the offering is designed to have us identified as the Internet independent sales representative for the mid and small sized companies in our market niches. This strategy is to:

     o attend and present at trade shows,

     o host receptions for potential customers and vendors,

     o work with World Internet Marketing Corporation and others to implement a state-of-the-art Internet marketing campaign,

     o prepare and distribute a CD-Rom,

     o prepare and distribute printed advertising and promotional material, and

     o visit or otherwise contact directly targeted customers and vendors.

     In December 1999, we entered into a supply agreement with Ideal Sales, Inc., a traditional wholesaler of industrial safety products. The agreement will provide us with the ability to sell more than 15,000 different products distributed by Ideal. We anticipate that Ideal will become our principal supplier.


FOUR MONTHS ENDED OCTOBER 31, 1999.


     eSAFETYWORLD included the results of the former Distribution Product Group in its results commencing with the acquisition date in August 1999. Therefore, approximately two and a half months of sales are included.

     Operating results are as follows:


                                                                           1999        1998
                                                                         --------    --------
Sales.................................................................   $355,969    $469,235
Cost of sales.........................................................    213,110     402,927
Gross profit..........................................................    142,859      66,308



     The amounts in 1998 consist of the comparable period in 1998 for the distribution division when it was owned and operated by Laminaire.


     Our results in 1999 were adversely affected by:


     o the need to overcome vendor issues involving past due payments from Laminaire. We experienced difficulties obtaining shipments through October while we established our own relationships with vendors whose payments were delayed by Laminaire. We executed agreements with three principal vendors in September 1999 which guaranteed payment of amounts owed to these vendors by Laminaire. Most of the negotiations with Laminaire's former vendors were completed by the end of October.


     o the loss of an indeterminate amount of sales resulting from our inability to ship some products while we engaged in negotiations with vendors.


     We realized a higher gross margin on sales during the four months ended October 31, 1999 than was realized by the distribution division in 1998 because of:


     o favorable pricing on shipments in September 1999

     o the reduction in warehousing and shipping costs by having vendors ship directly to customers


     In addition, the amounts in 1998 include sales that were made at very low margins to large companies. Some of these sales were in connection with contracts given to Laminaire when it was eligible for various set-aside and similar programs as a minority owned business. No similar low margin sales took place in 1999.


     Our remaining costs in addition to cost of sales consisted principally of:

     o salaries of $33,949

     o amortization of the acquired assets of $41,600. Amortization expense commenced with the date of acquisition.

     During this period, our efforts principally were directed towards:

     o Completing the supply agreement with Ideal Sales, Inc.;

     o Overcoming vendor issues inherited from the Laminaire purchase;

     o Developing and refining our overall strategy; and

     o Planning this offering.


     Distribution product group division--During the periods discussed below, the division operated as a product group of Laminaire. Laminaire lacked the financial resources and credit terms from its suppliers to develop the division's business fully. The principal fluctuations resulted from the changes in Laminaire's ability to commit resources during the period. Also, Laminaire used cash generated by the division to help it meet its overall obligations. Past operating results are not necessarily indicative of future performance.



     In September 1999, we entered into letter agreements with Kimberley-Clark Corporation, The Texwipe Company LLC and Alma Inc., the three principal vendors of the division prior to our entering into the Ideal agreement. Because Laminaire was in arrears in its accounts payable to these three suppliers, we entered into the agreements in order to arrange for continued shipments of products from these vendors. The amount initially guaranteed to Kimberly-Clark was $85,450, to Texwipe was $56,284 and to Alma was $77,845, for an aggregate of $219,579. The agreements provide that we will pay open balances due by Laminaire to the vendors as of the closing date of this offering. All payments made by us for these purposes will be offset against the notes in the principal amount of $500,000 due by us to Laminaire. At November 30, 1999, the aggregate amount owed by Laminaire to these vendors was approximately $200,000.



COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998



     The product group became part of eSAFETYWORLD in August 1999. These results are not comparable to results following the acquisition because our methods of operating and shipping are very different from Laminaire's methods. Unlike Laminaire, we do not store and ship our own inventory. Therefore, we will not have any inventory holding or overhead costs to include in cost of sales. The amount of joint overheads allocable by Laminaire to its various divisions was based on several factors including the volume of sales and other activity generated by each division. Therefore, the amounts allocable could vary significantly from year-to-year.

     A summary of sales and cost of sales by product type for the period prior to the acquisition is shown below.



                SALES BY PRODUCT                        6/30/98                 6/30/99
------------------------------------------------   -----------------      --------------------
Gloves..........................................   $130,400     17.5%     $148,311       17.1%
Wipers..........................................    227,890     30.5%      264,594       30.5%
Accessories.....................................    111,325     14.9%      154,786       17.8%
Mats............................................    111,177     14.9%       91,893       10.6%
Disposable garments.............................    117,469     15.7%       97,125       11.2%
Cleanroom furniture.............................      5,476      0.7%       41,053        4.7%
Chairs..........................................      8,587      1.2%       10,988        1.3%
Fabric garments.................................     11,142      1.5%       12,713        1.5%
Vacuum products.................................     14,592      2.0%       35,602        4.1%
Foam wipers.....................................      7,402      1.0%        7,873        0.9%
Static products.................................        865      0.1%        2,832        0.3%
                                                   --------    -----      --------     ------

Total...........................................   $746,325    100.0%     $867,770      100.0%
                                                   --------    -----      --------     ------
                                                   --------    -----      --------     ------


                 COST OF SALES                          6/30/98                 6/30/99
------------------------------------------------   -----------------      --------------------
Gloves..........................................   $ 94,143     12.6%     $121,240       14.0%
Wipers..........................................    172,651     23.1%      211,140       24.3%
Accessories.....................................     78,433     10.5%      121,946       14.1%
Mats............................................     89,062     11.9%       68,836        7.9%
Disposable garments.............................     99,142     13.3%       72,456        8.4%
Cleanroom furniture.............................      3,918      0.5%       28,937        3.3%
Chairs..........................................      6,386      0.9%        6,768        0.8%
Fabric garments.................................      6,191      0.8%        8,569        1.0%
Vacuum products.................................     11,997      1.6%        7,689        0.9%
Foam wipers.....................................      2,724      0.4%        2,830        0.3%
Static products.................................        686      0.1%        2,327        0.3%
                                                   --------    -----      --------     ------

Total...........................................   $565,333     75.7%     $652,738       75.2%
                                                   --------    -----      --------     ------
                                                   --------    -----      --------     ------

     The division did not emphasize particular products during any period. The fluctuations are a result of orders received in the normal course of business and not of any concerted marketing efforts.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                1998         %           1997          %        DIFFERENCE
                                             ----------    -----      ----------    --------    ----------
Revenues..................................   $2,267,846      100%     $1,506,607        100%     $761,239
Cost of revenues..........................    2,070,174    91.28%      1,117,464      74.17%      952,710
Gross profits.............................      197,672     8.72%        389,143      25.83%     -191,471
Selling...................................       98,148     4.33%        154,905      10.28%      -56,757
General and administrative................       45,457     2.00%         30,132       2.00%       15,225
Operating profits.........................       54,167     2.39%        204,106      13.55%     -149,939


     In 1998, the division had a significant amount of low margin sales that required minor sales efforts. Also in 1998, the division had one fewer full-time employee, resulting in a reduction of selling expenses.

     The composition of sales and cost of sales was as follows:

           SALES BY PRODUCT TYPE                    12/31/98                   12/31/97
--------------------------------------------   -------------------      ----------------------
Gloves......................................   $  328,478     14.5%     $  340,731       22.6%
Wipers......................................      652,221     28.8%        313,362       20.8%
Accessories.................................      348,738     15.4%        272,093       18.1%
Mats........................................      265,795     11.7%        261,631       17.4%
Disposable garments.........................      456,453     20.1%        163,815       10.9%
Cleanroom furniture.........................       65,238      2.9%         69,175        4.6%
Chairs......................................       89,128      3.9%         23,482        1.6%
Fabric garments.............................       18,992      0.8%         22,877        1.5%
Vacuum products.............................       15,985      0.7%         17,737        1.2%
Foam wipers.................................       14,307      0.6%         15,131        1.0%
Static products.............................       12,511      0.6%          6,573        0.4%
                                               ----------    -----      ----------     ------

Total.......................................   $2,267,846    100.0%     $1,506,607      100.0%
                                               ----------    -----      ----------     ------
                                               ----------    -----      ----------     ------


               COST OF SALES                        12/31/98                   12/31/97
--------------------------------------------   -------------------      ----------------------
Gloves......................................   $  228,379     10.1%     $  236,030       15.7%
Wipers......................................      647,253     28.5%        240,072       15.9%
Accessories.................................      260,488     11.5%        196,244       13.0%
Mats........................................      194,526      8.6%        180,714       12.0%
Disposable garments.........................      360,238     15.9%        113,566        7.5%
Cleanroom furniture.........................       45,975      2.0%         45,133        3.0%
Chairs......................................       80,249      3.5%         15,028        1.0%
Fabric garments.............................       12,311      0.5%         15,048        1.0%
Vacuum products.............................       11,356      0.5%         12,371        0.8%
Foam wipers.................................        6,415      0.3%          5,142        0.3%
Static products.............................        4,190      0.2%          6,143        0.4%
                                               ----------    -----      ----------     ------

Total product cost..........................    1,851,380     81.6%      1,065,491       70.7%
Overheads...................................      218,974      9.7%         51,473        3.5%
                                               ----------    -----      ----------     ------
Total.......................................   $2,070,174     91.3%     $1,117,464       74.2%
                                               ----------    -----      ----------     ------
                                               ----------    -----      ----------     ------

LIQUIDITY AND CAPITAL RESOURCES


     We entered into two promissory notes with unrelated parties in August 1999 in the aggregate principal amount of $375,000. The principal amount of the promissory notes has been used for general working capital and to pay for expenses incurred in connection with the acquisition of the division from Laminaire and expenses related to this offering. The notes will be repaid from the proceeds of this offering.



     We issued promissory notes in the aggregate principal amount of $500,000 to Laminaire in August 1999 when we acquired the business and vendor and customer lists of the distribution division of Laminaire. One note is in the principal amount of $200,000 and bears interest at the rate of eight percent per annum. The note is payable in equal quarterly installments commencing March 31, 2000. The second note is in the principal amount of $300,000 and bears interest at the rate of eight percent per annum. The note is payable in 20 equal quarterly installments commencing June 30, 2000.


     The amount owed to Laminaire under the two promissory notes will be offset by the amount paid by us under guarantees of obligations of Laminaire to three of its principal vendors. As of the closing of this offering, we will have paid approximately $219,000 under such guarantees. This amount includes $200,000 payable from the proceeds of the offering. In August 1999, we also made a demand loan to Laminaire in the principal amount of $102,000. We may apply the amounts due under the demand loan to the amounts owed Laminaire under the two promissory notes. Any remaining amounts due under these notes will be paid from revenues generated by operations or refinanced from other sources.


     We believe that the net proceeds of this offering will be sufficient to satisfy our working capital requirements for at least 12 months following this offering because most of our expenditures relate to marketing. We have discretion over the timing and amount of these expenditures. In addition, our emphasis on outsourcing means that our level of fixed costs is relatively low, less than $100,000 per month, and we have no material obligations or requirements for capital expenditures. Our principal commitments in the year 2000 relate to obligations under employment agreements in the aggregate amount of $200,000.

     We have no commitments for financing. If the offering is not completed, we would seek to obtain sources of financing or to refinance existing notes payable, although no assurances can be given that we will be successful. We would seek to obtain financing through expanding our lines of credit with vendors or though the sale of equity or debt securities. We will seek to obtain financing through expanding our lines of credit with vendors or through the sale of equity or debt securities.

SEASONALITY

     The demand for our products is somewhat seasonal. Our customers have a reduced demand for our products in the summer due to the fact that many of our customer's employees take vacation, plants are often closed during a portion of the summer months and there is a general reduction of activity in those months.

NEW ACCOUNTING PRONOUNCEMENTS

     No new pronouncement issued by the Financial Accounting Standards board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on our financial position or reported results of operations.

YEAR 2000 ISSUES


     We did not experience any interruptions or problems caused by Year 2000 issues nor did any of our principal suppliers or customers, including Spider, Inc., our principal provider of software and hardware support and services.

FORWARD LOOKING INFORMATION

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to:

     o our future plans;

     o objectives;

     o expectations and intentions; and

     o the assumptions underlying or relating to any of these statements.

     We use words like as "expects," "anticipates," "intends," "plans" and similar expressions to identify forward-looking statements.

                                    BUSINESS


INTRODUCTION

     eSAFETYWORLD was established as a Nevada corporation in July 1997 as The SL Group, Inc. We changed our name to eSAFETYWORLD, Inc. in August 1999. Our purpose is to sell disposable garments and industrial safety equipment to companies involved in production or other activities that must be done in controlled environments or whose employees are exposed to environmental hazards or otherwise require protective garments or equipment. We intend to expand our traditional distribution business through the development and operation of a business-to-business e-commerce site on the world wide web. Our business model is based on the following assumptions:

     o The business-to-business market available to Internet sellers is growing rapidly based on many publicly available articles and studies, including one published by the United States Department of Commerce in 1998 entitled The Emerging Digital Economy that projected that business-to-business e-commerce revenues will increase from $8 billion in 1997 to $326 billion in 2002.


     o The targeted industry segment is large and being serviced by a significant number of entrants. The annual United States market for industrial safety products that we intend to sell is estimated to be in excess of $10 billion by R.K. Miller, P.C. Walker and C.E. Purcell in their book, "Occupational Safety and Industrial Hygiene Market" published in 1998. The 1999 edition of the Thomas Register, a trade directory, lists several thousand vendors.


     o Based upon our conversations with industry participants, a significant part of the selling effort in these segments takes place through the distribution of catalogs and brochures. Our principal premise is that sales and orders placed through the Internet offer an ideal replacement for traditional catalogs.

     Our business model is designed to take advantage of the Internet as a selling medium. eSAFETYWORLD believes that the Internet offers significant opportunities in the areas of e-commerce, including the ability to reach a large potential market without the need for substantial advertising expenditures. The ability to reach a worldwide market means that even a small degree of penetration can result in a high level of sales revenue. The keys needed to succeed in e-commerce include:

     o Having user friendly software;

     o Using a business model that does not require significant amounts of development costs or working capital; and

     o Developing a methodology for encouraging visitors to visit the website and advertising at a reasonable cost.

     Our strategic plan is to:

     o Become a significant factor in the marketplace by becoming the Internet seller for a wide array of available products. We want to become the Internet independent sales representative for the industries that we serves and will serve; and

     o Utilize and modify existing technology in an effective, user friendly way.

     eSAFETYWORLD's goal is to use well-developed Internet technology and not incur significant expenditures for technological research and development. We will seek ways to use this technology profitably, like targeting market niches, and will allow others to assume the technological risk of new development. In addition, we intend to introduce new selective catalogues and brochures targeted to specific product groups and CD-ROMs to be distributed free of charge.

     Our website is located at WWW.ESAFETYWORLD.COM and became operational in November 1999. All of the frontend design work has been completed. Under our agreement with Ideal Sales Inc. executed in December 1999, we are adding the 15,000 products distributed by Ideal to the website. We expect that these products will be added by February 2000. The proceeds of the offering are not necessary to complete development of the website. We will, however, rely on the proceeds of the offering and funds from operations to continue to operate and expand the website to include additional products offered by vendors. Our growth and expansion into new product areas is dependent on operation of the website. Customers who do not use our website can continue to order via toll free telephone numbers.

     We believe that industrial safety products that are sold through traditional printed catalogues and brochures are uniquely suited for sale on the Internet. The reasons for this include:

     o Products bought through catalogues are purchased by people who do not need to "touch" or "feel" the product prior to purchase;

     o E-commerce can make purchasing easier and quicker than filling out forms in a catalogue or brochure or calling a toll-free telephone number; and

     o E-commerce can provide more information and update information more quickly than can distributors of catalogues.


     We also believe that fixed costs must be kept to a minimum in order to increase operating leverage. The principal advantage of using the Internet as a selling vehicle is the ability to avoid incurring significant fixed costs. The key element of this strategy is to:


     o minimize or eliminate inventory holding and shipping costs;

     o minimize the need for expensive advertising campaigns by selecting market niches that can be reached through trade shows and less expensive forms of advertising; and

     o out source services wherever possible.


     Keeping fixed costs to a minimum is achievable if fulfillment supply contracts are negotiated with vendors to perform all or most fulfillment functions. We have entered into an agreement with Ideal. This agreement gives us access to 15,000 products, all to be included on our website. This vendor will arrange for shipment and will accommodate small or limited orders. Based on our preliminary discussions with other vendors, we believe that many of our current and potential vendors will agree to similar terms although, in some instances, we may have to pay premiums for products, particularly if order quantities are small. We will eliminate products from our site if the associated vendors will not perform fulfillment functions. We believe that this strategy may result in some lost sales. However, we also believe that the strategy offers the best means of achieving the potential high degree of operating leverage afforded by Internet commerce.


     Risks associated with our strategy include:


     o an evolving business model based on using existing Internet and software technologies to establish e-commerce businesses in specific market niches;





     o ability to maintain and expand a customer base;


     o ability to manage working capital and product return risks;

     o the need to manage growth and changing operations;

     o the need to continue to develop and upgrade our websites, transaction-processing systems and infrastructure;

     o ability to scale our systems and fulfillment capabilities to accommodate the growth of our business;

     o ability to access and obtain additional capital when required; and

     o dependence on the reliability and growing use of the Internet for commerce and communication and on general economic conditions.


     We expect to incur operating losses and negative cash flow because of costs and expenses related to online operations.



     Operating losses are expected to continue because of expenses related to:



     o marketing and other promotional activities, including the anticipated expenditure of $4,130,000 from the proceeds of this offering;



     o the expansion of financial, management and order fulfillment infrastructure;



     o the development of our website, transaction-processing systems and management infrastructure;



     o the expansion of product offerings and website content;



     o strategic relationship development with members of the industrial safety products industry; and



     o amortization of goodwill and other intangibles.

BACKGROUND


     We conducted no material operations in our organization between July 1997 and August 1999, other than to develop our business plan and strategy. The SL Group was formed for the purpose of receiving shares of an investment in an unrelated business. The proposed investment in the unrelated business, which did not take place, involved a consumer products distribution business doing business in Russia. It was to be operated by Mr. Jenkins, a director and our chief financial officer. The SL Group had no operations but was used by our founders to establish the business of eSAFETYWORLD.



     The officers and directors of eSAFETYWORLD decided to develop an e-commerce business to sell disposable garments and equipment. After studying Laminaire's distribution division, we concluded that, although it was narrowly focused, acquiring the business of its distribution division, including its vendors and customer lists, would benefit eSAFETYWORLD's business. The purchase price was based on negotiations and reflected Laminaire's needs to satisfy some of its past due liabilities and our interest in obtaining further visibility in the market place. We did not obtain an independent fairness opinion.


     In August 1999, we acquired the distribution division of Laminaire. The purchase price was 100,000 shares of common stock, notes payable in the aggregate principal amount of $500,000 and the assumption of accounts payable and accrued expenses of $125,000. The notes payable bear interest at eight percent per annum. One of the notes in the principal amount of $200,000 is payable in 12 equal quarterly installments, and the other note in the principal amount of $300,000 is payable in 20 equal quarterly installments. We have the right to offset the principal amount of a $102,000 demand note that we made to Laminaire, in whole or in part, against any payment due by us to Laminaire under these note agreements. In addition, we can offset the approximately $200,000 subject to our guarantees of amounts due by Laminaire to three of its vendors against any amount due by us to Laminaire under the promissory notes. The first installments due under the promissory notes are payable at the earlier of our completion of this offering or March 31, 2000.

     Laminaire's division, which has been in operation for more than 20 years, provides us with an entree to the vendors and customers of a targeted industry niche. The division provides us with access to approximately 500 industrial safety products to distribute, including disposable/limited use apparel, hoods, gloves, packaging and flooring material, monitoring devices, electrostatic devices, furnishings, wipers, and swabs. The 500 products offered by the distribution division are targeted to mid-sized and small customers throughout the United States that use cleanrooms, particularly research laboratories and microelectronic facilities. Traditionally, no customer has accounted for than 10% of the division's sales. The top 100 products constituted approximately 50% of the division's revenues in the last two years. The distribution division has competed with numerous other small distributors and independent sales representatives.


     The principal vendors, who accounted for approximately 80% of purchases in the 12 months ended June 30, 1999, include The Texwipe Company, Alma, Inc. and Kimberly-Clark Corporation. We guaranteed the amounts due by Laminaire to these vendors to ensure ongoing deliveries and to establish positive relationships with these vendors. Laminaire had become increasingly delinquent in its payments to these vendors which resulted in deteriorating relationships and interruption of shipments. As a result of these guarantees and our timely payments for new orders, shipments from these vendors are not being delayed.



     Purchases and sales for the distribution division are typically made through invoices and sales orders. The division has no long term supply or sales contracts. Its personnel prior to the acquisition by eSAFETYWORLD consisted of three full time employees and a manager who devoted a portion of his time to the division. Laminaire primarily marketed the division's products through telemarketing by employees and distribution of print catalogues and materials. Its website has very limited e-commerce capabilities but is linked to several other sites, including Thomas Register.



     We have included the approximately 500 products distributed by the division on our website. The products sold by eSAFETYWORLD are available from a wide variety of vendors and we believe that the loss of any vendor other than Ideal will have no material impact on our business or on product availability.



     During the period August 1999 through December 1999, we operated the distribution division's business substantially the same way as Laminaire did except that we arranged for more of our vendors to ship products directly to our customers. In February or March 2000, we will begin to rely more heavily on our website, which is more sophisticated than Laminaire's website. The two salespeople currently employed by us were formerly Laminaire's sales force for the Distribution Division. Through December 31, 1999 our product line consisted of substantially the same approximately 500 products distributed by Laminaire's distribution division. We anticipate that operations will change substantially in early 2000 when an additional 15,000 products supplied by Ideal Sales, Inc. will be available on our website as well as additional products provided by other vendors. The product line of the acquired distribution division will then become an increasingly less significant portion of our total business.



     Edward A. Heil, our chairman, is a director of Laminaire. Steven W. Schuster, one of our directors, is a member of the law firm that serves as Laminaire's corporate counsel, and Mr. Schuster formerly was Laminaire's corporate secretary. The negotiations for the acquisition were conducted on an arms length basis. Mr. Schuster did not act as counsel for Laminaire, and Mr. Heil did not participate in the Laminaire board meeting that approved the transaction. Mr. Heil will provide management and financial services consulting services to us through EH Associates LLC, an entity affiliated with Mr. Heil. On average, Mr. Heil is currently devoting about 35 hours per week to us. He will continue as a director of Laminaire after the offering.



     Ms. Owens, one of our directors, is employed by Laminaire as special assistant to the board of directors but will sever all relationships with Laminaire upon completion of the offering. Ms. Owens devotes approximately 15 hours per week to us. She will perform investor relations, employee benefits and personnel administration for us through EDK Associates, LLC, which is controlled by Ms. Owens. Mr. McClelland, one of our officers, will become a full time employee at the completion of the offering, at which time he will sever his relationship as a division manager with Laminaire. Currently, he devotes a substantial portion of his time to Laminaire. Peter Daniele is chief financial officer of Laminaire where he works three days per week. He was our chief financial officer from August through October 1999, but no longer has any involvement with us. Neither Ms. Owens, Mr. McClelland nor Mr. Daniele participated in any of the negotiations relating to the purchase transaction. At the conclusion of the offering, Mr. Heil is the only individual who will be affiliated with both us and with Laminaire.


NATURE OF THE INTERNET

     The Internet is an increasingly significant medium for communication, information and commerce. The September 16, 1999 edition of The Wall Street Journal Interactive Edition reported a research study conducted by Goldman Sachs that concluded that the value of business-to-business e-commerce conducted in the United States will increase from approximately $114 billion in 1999 to an estimated $1.5 trillion by 2004.

     We believe that growth in Internet usage and online commerce is being fueled by a number of factors including:

     o a large and growing installed base of personal computers in the workplace and home;

     o advances in the performance and speed of personal computers and modems;

     o improvements in network security, infrastructure and bandwidth;

     o easier and cheaper access to the Internet; and

     o the rapidly expanding availability of commerce sites.

     The Internet provides several advantages for online distributors. Online distributors are able to "display" a larger number of products than traditional store-based or catalog distributors at a lower cost. In addition, online distributors are able to frequently adjust their featured selections, editorial content, shopping interfaces and pricing, thus providing significant merchandising flexibility. The minimal cost to publish on the web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for online distributors. Unlike traditional distribution channels, online distributors do not have the burdensome costs of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online distributors can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

     We will further expand the benefits of online selling by using a distribution model that requires minimal inventory on hand and by utilizing software that can be modified or updated easily and cheaply.

     A key element of our strategy is to generate a high volume of traffic on, and use of, our website. Our revenues depend on the number of customers who use our website to purchase safety equipment. Our website, transaction processing systems and network infrastructure performance, reliability and availability are critical to our operating results. These factors also are critical to our reputation and our ability to attract and retain customers and maintain adequate customer service levels. The volume of goods we sell and the attractiveness of our product and service offerings will decrease if there are any systems interruptions that affect the availability of our website or our ability to fulfill orders.

     The business-to-business sector for industrial safety products is largely served by individual company sites selling that particular company's products. In many cases, these sites are viewed as a supplement to a company's traditional selling efforts.

     Our success will depend in large part on continued growth in, and the use of, the Internet, particularly for business-to-business commerce. The issues concerning the commercial use of the Internet that we expect to affect the development of the market for our services include:

     o security;

     o reliability;

     o cost;

     o ease of access;

     o quality of service; and

     o increases in bandwidth availability.

     If the Internet develops more slowly as a commercial or business medium than predicted, it will adversely affect our business. In addition, companies that control access to Internet transactions through network access or web browsers could promote competitors or charge a substantial fee to us for inclusion in their product or service offerings. Either of these developments could adversely affect our business.

     We must continue to enhance and improve the functionality and features of our online site. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our websites and systems may become obsolete. Our future success will depend on our ability to:

     o license or internally develop leading technologies useful in our business;

     o develop new services and obtain technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

MARKET NICHES AND BACKGROUND

     The market for disposable industrial garments and equipment has increased substantially in the past twenty-five years. In 1970, Congress enacted the Occupational Safety and Health Act or "OSHA," which requires employers to supply protective clothing in some work environments. At about the same time, Dupont developed Tyvek(TM) which, for the first time, allowed for the economical production of lightweight, disposable protective clothing. The attraction of disposable garments grew in the late 1970's with the increases in both labor and material costs of producing cloth garments and the expansion of federal, state and local regulations requiring that employees wear protective clothing to protect against exposure to particular contaminants, including asbestos and hydro-carbons known as "PCBs."

     The use of disposable garments avoids the continuing costs of laundering and decontaminating woven cloth work garments and reduces the overhead costs associated with handling, transporting and replacing these garments. As manufacturers have become aware of the advantages of disposable clothing, the demand for disposable garments has increased. This has allowed for greater production volume and, in turn, has reduced the cost of manufacturing disposable industrial garments.

     We believe that this market will grow because of:

     o Government legislation which mandates the clean up of toxic waste sites and the elimination of hazardous materials from the environment as required under various Congressional Super Fund Acts. The Environmental Protection Agency designated OSHA to be responsible for the health and safety of workers in and around areas of hazardous materials and contaminated waste, as well as regulations requiring that employees wear protective clothing to protect against exposure to particular contaminants.

     o Lower cost of disposable/limited use garments compared to reusable woven and cloth garments because of the elimination of costs associated with laundering, decontaminating, handling, transporting and replacing reusable woven or cloth garments.

     o Increasing workers' compensation claims and large class action liability suits instituted by both present and prior employees for failure to be protected against hazardous agents found in the workplace.

     o Ongoing expansion in the semiconductor, microelectronics, medical device and pharmaceutical industries, all of which require manufacturing in a cleanroom environment.

     We have identified two initial market niches:

     Controlled environment facilities--Clean rooms are one of the most effective approaches to achieving a contamination controlled environment. A clean room is a specially designed room in which particulate presence and environmental conditions are carefully maintained. Clean rooms are used for product manufacture and assembly, testing, research and development, packaging, aseptic processing and to perform medical/surgical procedures. Clean rooms are operated and maintained under strict procedures to minimize the risk of introducing foreign particles. The greatest demand for clean room products and services has been and continues to be in the manufacture and assembly of products based on modern technology. The semiconductor market is the largest market for clean rooms and other contamination control products, as integrated circuits can be rendered ineffective by a minute particle, undetectable to the human eye, and must be discarded.

     eSAFETYWORLD sells a large variety of disposable items, including hats, coats, boots and gloves, that are used in cleanroom facilities. Disposable items are ideal products for a distributor because they must be reordered on a regular basis.


     Industrial safety and hazardous worksites--We will sell products to "end users," including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies whose employees are exposed to hazardous materials. Use of these products has in a large part resulted from the adoption of OSHA and other governmental safety standards and the awareness of industry and the general public for the need to provide worker protection against hazardous materials contained in industrial facilities, schools and buildings.



     These products include coveralls, shirts, pants, headwear, hoods, aprons, smocks, lab coats, hazardous material handler suits, examination gowns, sleeves, shoe covers and related items. Many of these products are disposable and, therefore, offer the same benefits as do disposable cleanroom products. Sales of these products will begin shortly after the closing of the offering. The limiting factor in making these products available prior to the closing of the offering is our ability to demonstrate financial resources to establish trade credit with vendors for product delivery.


     Future market niches--We have identified several additional market niches for future expansion, all of which appear to have the same attributes as eSAFETYWORLD's initial market niches. The identified niches include products serving the hospital, plumbing supply, construction and commercial heating and air conditioning industries. We also expect to introduce a variety of industrial first aid products during the first or second quarter of 2000.

     The identified product areas include disposable/limited use protective industrial garments, specialty safety and industrial work gloves, reusable woven industrial and medical apparel, fire and heat protective clothing, along with protective systems for personnel, and suits for use by toxic waste clean up teams.

     Protective garments, including boots, goggles, aprons and overalls, are used primarily for:

     o Safety and hazard protection, to protect the wearer from contaminants or irritants including chemicals, pesticides, fertilizers, paint, grease, and dust and from limited exposures to hazardous waste and toxic chemicals including acids, asbestos, lead, and PCB's;

     o Clean room environments, for the prevention of human contamination of manufacturing processes in clean room environments;

     o Physical protection, to protect a wearer from laceration, splinters, eye injuries, heat and chemical irritants without sacrificing manual dexterity or comfort;

     o Heat and fire protection, to protect municipal fire fighters, military, airport and industrial fire fighting teams and for maintenance of "hot" equipment including ovens, kilns, glass furnaces, refinery installations, and smelting plants;

     o Protection from viral and bacterial microbiologicals, to protect the wearer from contagious diseases including AIDS and hepatitis, at hospitals, clinics and emergency rescue sites; and

     o Protection from highly concentrated and chemical and biological toxins, to protect the wearer from toxic waste at Super Fund sites, accidental toxic chemical spills or biological discharges, the handling of chemical or biological warfare weapons and the cleaning and maintenance of chemical, petrochemical and nuclear facilities.


     Other ancillary products used in cleanroom and laboratory environments, include:


     o Packaging materials,

     o Monitor devices,

     o Flooring and mats,

     o Electrostatic devices,

     o Furnishings, and

     o Wipers and swabs.

     Disposable/limited use industrial garments are used in a wide variety of industries and applications. Typical industry users are chemical plants, petrochemical refineries and related installations, automotive manufacturers, pharmaceutical companies, coal and oil power generation utilities and telephone utility companies. There are many smaller industries that use these garments for specific safety applications unique to their situation.

IMPLEMENTATION OF BUSINESS PLAN

     o We intend to attend at least two trade shows or conventions per month. At each show, we will arrange to exhibit our site and capabilities. We will rent exhibit rooms at the convention sites for this purpose. We will also collect the business cards and email addresses of attendees. These efforts will be targeted at both prospective vendors and customers. We will work with prospective vendors to convince them that we will help bring them additional sales rather than be a competitor. Our message to customers will be that we are a convenient one stop shopping source.

     o We intend to engage marketing employees and selected consultants to follow-up with and visit attendees of our presentations. In addition, we will send regular email to all persons on our email lists.

     o Within a month of the completion date of this offering, we intend to start mailings of printed flyers.

     o Within two months of the completion of the offering, we intend to start distributing CD-ROMs free of charge both at shows and in the mail. The CD-ROMs will contain the information typically contained in a printed catalogue.

     o We intend to start a full-time telemarketing campaign and customer service program.

     o We intend to work with trade groups to be their website of choice and will negotiate agreements to have links from their website to our website.

During the first six months following the offering, we intend to enhance our website to include:

     o training programs sponsored by others;

     o message boards; and

     o improvements suggested by users and customers.

Our staff, management and known consultants can perform the initial phase of our program if they are augmented by several marketing employees, telemarketers and customer service representatives. Our goal is to have these people in place within 60 days after the offering is completed.

SOFTWARE

     Our strategy has been and is to license or otherwise obtain commercially available technology whenever possible rather than seek internally developed solutions. With this objective in mind, we have entered into an agreement with an electronic commerce software company, Spider, Inc., and its affiliate, World Internet Marketing Corporation. Through these agreements, we will have access to state-of-the-art, end-to-end electronic commerce software, use of Spider's primary and backup servers and access to Wincorp's e-commerce advertising and marketing programs. We believe that our software solution is effective because it is user friendly and easy to administer.

     The Spider Web Commercial 2000 System is designed to be a total end-to-end electronic commerce solution for stand alone interactive e-commerce enabled business-to-business websites. Each virtual store is an electronic commerce-enabled website designed to sell products over the Internet.

     Because of our software technology, the maintenance of the website is performed easily and requires fewer operating personnel. The Spider Web Commercial 2000 software can be maintained by employees having skill levels equal to order entry employees or store checkout employees. This feature is advantageous because it enables us to maintain our own websites, as well as scaling up employees to setup and build e-commerce websites commensurate with the growth of the Internet. Entry level employees can easily, quickly and efficiently add, delete or modify products within the website. These changes, including prices, are simultaneously updated, in real time, in our business-to-business site. Product displays may be enhanced with image animation that can be added by the same level of employees.

     Spider's technology was designed so that each business-to-business site may have an unlimited number of departments and unlimited number of products under each department or sub-department. The website is easily navigable by the consumer, who may move fluidly among departments, sub-departments and products.


     eSAFETYWORLD will use, on a nonexclusive basis, an e-commerce method, developed with Spider and World Internet Marketing Corporation, "E-Branding(TM)," which permits our virtual store to be linked seamlessly with the websites of manufacturers and distributors. The method was developed by Spider and licensed to eSAFETYWORLD. Once inside the virtual store, a customer can immediately view all of a manufacturer's or distributor's products including those which are not available in the retailer's "brick and mortar" store. A customer can then order the desired product from an "E-Branded(TM)" website.


     We are continually working with Spider to enhance and expand our technology and transaction processing systems, and other technologies, to accommodate a substantial increase in the volume of traffic on our website. Spider designs and upgrades our software and website and provides us with servers, Internet marketing and support services for $10,000 per month under the terms of written agreement. The first payment is due following completion of this offering. Under the agreement, Spider and Wincorp will also conduct an Internet marketing campaign on our behalf. The agreement is terminable by either us or Spider after December 31, 2001. We rely on Spider to maintain our website. We may be unable to accurately project the rate or timing of increases in the use of our website. We may fail to timely expand and upgrade our systems and infrastructure to accommodate these increases. In addition, our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

     Our systems are and will continue to be designed based on industry standard architectures and will be designed to reduce downtime in the event of outages or catastrophic occurrences. These systems will provide 24-hour-a-day, seven-day-a-week availability. The system hardware is operated by Spider in East Northport, New York, and will provide redundant communications lines and emergency power backup.

MARKETING


     Our goal is to become the independent Internet sales representative for and an Internet portal to the industrial safety market. The division purchased from Laminaire relied on catalogues distributed to customers to generate orders. We intend to gradually phase out use of single comprehensive paper catalogue and use a portion of the proceeds of the offering to convert the catalogue to CD-ROMS's to distribute to customers. We intend to print catalogs on a selective basis for various product groups. We will work with the purchasing departments of all significant customers, both individually and at trade shows, to familiarize them with our Internet ordering system. Most customers are medium sized enterprises that use computer applications extensively in their businesses. We do not anticipate any material adverse impact of existing customers not wishing to use the Internet to place orders because we can currently accommodate orders placed by phone or fax.


Our standard arrangement is:

     o Split the profit on all items sold based on negotiated arrangements with each "vendor."

     o Arrange, wherever possible, for the manufacturer to distribute products directly to end customers.

We will expand our product offerings by:

     o Marketing our services and availability at trade shows; and

     o Contacting potential users directly.

We need to develop and drive traffic through our website. We will market our availability to customers by:

     o Being active in all significant industry trade shows;

     o Advertising in industry catalogs similar to and including the Thomas Register;

     o Implementing systematic e-mailing and brochure campaigns; and

     o Making direct sales calls on targeted companies by independent representatives.

     These efforts will be coordinated with a full scale Internet marketing campaign that we will conduct together with World Internet Marketing Corporation, an entity engaged solely in that area. World Internet Marketing Corporation has developed proprietary techniques to facilitate high ranking of clients' websites on search engines. Our efforts will include:

     o Distributing a specially designed CD-ROM for trade shows that uses a patent pending software technology and several Internet marketing opportunities. The multimedia interactive trade show CD-ROM interactively displays our products in a manner that functions seamlessly with our Internet e-commerce website. We will distribute CD-ROMS at trade shows and also by mail to existing and prospective customers.

     o Obtaining e-mail addresses of targeted groups. Wincorp's marketing staff can identify all newsgroups and chat rooms on the Internet that discuss a specific topic and extract applicable e-mail addresses or addresses from local or regional geographic locations. All these addresses will receive information by e-mail including selected "sales" and promotions. The e-mail includes a hotlink to our website.

     o Searching the entire Internet for all websites that display targeted keywords to locate and extract target market e-mail addresses. Once all targeted e-mail addresses are extracted, a customized e-mail message, including text and/or banner advertisement with a website hotlink, will be sent to each e-mail address included on the list.

     The identified industry niches offer an advantage in that many vendors participate in several trade shows each year. Therefore, we can meet with and have access to these companies without incurring significant advertising expenditures. We will attend these shows and:

     o Distribute our CD-ROM,

     o Make actual presentations showing that use of our service may add incremental sales without incurring incremental costs prior to the sale and

     o Collect the e-mail and mailing addresses of participants for follow-up.

We will also engage in traditional mailing and telemarketing efforts.

     We will perform all billing and collection functions, even if vendors drop ship products directly to our customers.

COMPETITION

     We believe that there are hundreds of competitors selling products that are similar to those sold by us based on listings in industry catalogs, including the Thomas Register. The National Safety Council, a trade organization of manufacturers and distributors, has over 15,000 members. The most significant national competitor is Grainger Inc., a distributor of industrial safety products, who distributes through stores, catalogues and a website. Many of our competitors are regional companies selling through catalogs and independent sales representatives. Increasing numbers of these competitors are also establishing websites and e-commerce sites. Almost all of these companies compete by:

     o distributing catalogs in the mail,

     o attending trade shows,

     o engaging independent sales representatives and

     o telemarketing.

In addition, increasing numbers of competitors are developing in-house websites and relying on aggressive pricing.

     We believe that our e-commerce site and our business strategy provide us with a competitive advantage because:

     o Our e-commerce site is user-friendly with significant amounts of graphics.

     o Our strategy requires low levels of working capital and few inventory holding costs.

     o Our strategy permits us to serve as a manufacturer's Internet independent sales representative and does not put us in direct competition with other sales efforts.

However, we can give no assurances that our approach will not be duplicated or improved upon by others. If we face increased competition, our operating results may be adversely affected.

CUSTOMER SERVICE

     We believe that a high level of customer service and support is critical to retaining and expanding its customer base and encouraging repeat purchases. A customer service representative will be available from 8:00 a.m. to 8:00 p.m. Eastern Time, five days a week, to provide assistance via e-mail or telephone. We will strive to answer all customer inquiries within 24 hours commencing shortly after the completion of the offering. Customer service representatives handle questions about orders, assist customers in finding desired products and register customers' credit card information over the telephone and, by June 2000, on a real time messaging system on our website. Customer service representatives are expected to be a valuable source of feedback regarding user satisfaction.

ORDER FULFILLMENT AND VENDORS

     Our understanding with Ideal, Kimberly Clark, Alma and Texwipe call for these vendors to drop ship products directly to our customers with customary payment terms and without any advance payment by us. Products are purchased using purchase orders or verbal agreements. No long term supply agreements, including obligations to purchase inventory, exist. As our business grows and we service other markets and provide a wider array of products, we anticipate that we will rely less on these vendors.

     A significant element of our strategic plan involves entering into agreements with vendors under which the vendors will drop ship products directly to our customers. Drop shipment substantially reduces our requirements to maintain and store inventory. There can be no assurances that we will continue to be successful in negotiating these arrangements with the vendors.


     We anticipate that our principal vendor will be Ideal Sales Inc., a wholesaler of industrial safety products. Under the agreement, we will offer products available from Ideal, which currently number approximately 15,000. Ideal will be the exclusive supplier of these products, which are manufactured by select manufacturers. The agreement does not limit our ability to distribute substantially similar products sold by other manufacturers, including our three principal vendors. The prices for the products will be negotiated from time to time. All products will be purchased using standard purchase orders and will be shipped to a customer specified by us. Upon completion of this offering, we will get standard 30 day payment terms. Ideal will not receive any royalties or commissions based on our sales. Ideal has agreed to link its computers with ours. The link will allow all transactions to be transmitted electronically and give us access to Ideal's inventory and shipping data to provide more timely customer service. The agreement is terminable by either party on 120 days prior written notice. We placed our first order, which was for approximately $90,000, with Ideal in December 1999.


     Our success depends on our ability to have access to products in sufficient quantities at competitive prices. Vendors may offer exclusive allocations of product to distributors for limited periods of time. Some potential vendors have their own online commerce efforts, which may eliminate or reduce our ability to get sufficient product allocations from these vendors. Competitors may also be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than us. Our business will be adversely affected if we are not able to offer our customers sufficient quantities of products in a timely manner or have access to products at acceptable prices and terms.

SECURITY

     We use the secure socket layer or "SSL" transaction protocol to protect sensitive information transferred to and from our servers. SSL is currently used for most web-based e-commerce projects to protect credit card and other processing. The servers used by us may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Our business may be adversely affected by customers' perceptions of Internet security or if our security measures do not prevent security breaches.

REGULATION

     Although there are few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues like unsolicited bulk e-mailing, license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on its websites or Internet marketing methods. The application of existing laws and regulations governing Internet issues including property ownership, libel and personal privacy is also very uncertain. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations will not expose us to significant liabilities, significantly slow Internet growth or otherwise cause a material adverse effect on our business, results of operations or financial condition.

     We do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe that it is not required to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, results of operations and financial condition.

     The Communications Decency Act of 1996, known as "CDA", was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA may have deemed illegal, the nature of similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. These laws could also damage the growth of the Internet generally and decrease the demand for our products and services, which could adversely affect our business, results of operations and financial condition.

     As a distributor of Internet content, we face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it broadcasts. These claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although we will maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, although we will generally require our content providers to indemnify us for this liability, the indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on our business, results of operations and financial condition.

     We hold the WWW.ESAFETYWORLD.COM domain name, although we believe that in the future we will hold additional various web domain names and trademarks. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as a registrar for the ".com",".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries could change in the near future. These changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which it may conduct business.


     The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.



     We are not regulated by the FDA, OSHA or the EPA. We do not presently intend to sell products that require government approval. However, our customers are subject to federal and state regulation related to industrial safety. Changes in these laws and regulations could materially affect demand for industrial safety products.


INTELLECTUAL PROPERTY

     We regard the technology we use in connection with the operation of our website as proprietary, but have no existing or pending patent or copyright protection. We rely on the following to protect our software and other propriety technology:

     o confidentiality and license agreements with third parties,

     o trade secret and trademark laws, and

     o common law copyright.

PROPERTIES

     We will operate out of rented 1,200 square feet of office space located at 100-3 South Jersey Avenue, East Setauket, New York 11733. The month-to-month verbal lease calls for monthly payments of $1,000 and is payable to Morgan Bishop, Inc., an entity controlled by Mr. Burghard, who owns 5% of our common stock. We plan to lease a slightly larger amount of office space in New Jersey to accommodate newly-hired sales people as well as employees and consultants who reside in New Jersey.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

PERSONNEL


     We have two full-time employees who are salespeople. We have officers who devote various amounts of time to our business and will devote full time to us at the completion of the offering as set forth under "Management". At the completion of the offering we expect to have fewer than 15 full-time employees, including Messrs. McClelland and Brownfiel, our vice presidents. Our strategic plan is to use dedicated consultants and to outsource as many functions as possible. Growth is not expected to result in significant increases in personnel.

     Our success will depend upon continued services of Edward A. Heil and our directors and consultants. Mr. Heil has formulated our business plan, established our goals, worked with Mr. Paul White and other consultants on our software development and has extensive contacts in the financial community. Our consultants have extensive experience dealing with vendors and customers in our target markets. The loss of one or more of our other key personnel or consultants, or our inability to attract qualified personnel, could have a material adverse effect on our business, financial condition and results of operations. We are also dependent on Spider, Inc and its affiliate, World Internet Marketing Corporation, for the development of our websites. The loss of Spider as a vendor and consultant could have an adverse impact on us and our operations.

                                   MANAGEMENT


     Our management consists of:


Edward A. Heil..............     48      chairman, president and chief executive officer
R. Bret Jenkins.............     41      director, secretary, and chief financial officer
John C. Dello-Iacono........     50      director
Bridget C. Owens............     42      director, assistant secretary
Steven W. Schuster..........     44      director
David McClelland............     39      vice president
James Brownfiel.............     28      vice president
Paul White..................     41      chief technology advisor


     Edward A. Heil is a founder of eSAFETYWORLD and has been president and a director since 1997. He is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. During that same period, he has been a principal of EH Associates, LLC, a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil holds Bachelor of Arts and Master of business Administration degrees from New York University. Mr. Heil, who will devote from 50 to 60 percent of his time to eSAFETYWORLD, is also a director of Laminaire Corporation and Worldwide Financial Holdings, Inc. EH Associates, LLC has a consulting contract to provide us with management and financial services.

     R. Bret Jenkins has been a director since 1997 and became chief financial officer in October 1999. He has been in the private practice of securities and general business law for the past 15 years. Mr. Jenkins, who is also a director of Worldwide Financial Holdings, Inc., holds Bachelor of Arts and Juris Doctorate degrees from the University of Utah. JP, Inc., a consulting firm controlled by Mr. Jenkins, has a contract to provide us with business services.


     John C. Dello-Iacono has been a director since 1999. He has been a managing director of Independent Network Group, Inc., a financial consulting firm since 1994. During this period he assisted companies and individuals in obtaining and structuring financings. He holds a Bachelors degree from St. John's University.


     Bridget C. Owens has been a director since June 1999. She has served as special assistant to the board of directors of Laminaire Corporation since 1995. Prior to that she was director of marketing for Independent Network Group, Inc in 1994 and for Primac Inc., a privately-held transportation company from 1992-1993. Prior to Primac, Ms. Owens owned and operated a trucking and transportation company.


     Steven W. Schuster has been a director since August 1999. He has been a member of McLaughlin & Stern, LLP, eSAFETYWORLD's counsel, since 1995. From 1997 through 1999, he was secretary of Laminaire. Mr. Schuster has practiced corporate and securities law for the past 20 years. He received a Bachelor of Arts degree from Harvard University and a Juris Doctorate from New York University. Mr. Schuster is also a director of ACTV, Inc., an interactive television company.



     David McClelland has been an officer since October 1999. Mr. McClelland will become a full time employee immediately following the completion of the offering. He has held executive positions with Laminaire Corporation, a manufacturer and distributor of cleanroom products, since 1980. Mr. McClelland serves as division manager of the cleanroom distribution and manufacturing divisions of Laminaire. He is a graduate of New Jersey Institute of Technology.


     James Brownfiel has been an officer since August 1999. He has been a project manager and general manager engaged in the installation of commercial heating and air conditioning units since 1994. Since 1996, he has been a general manager for Deshler Mechanical Corp. From 1995 to 1996, he was a District Manager for Ferguson Enterprises. From 1994 to 1995, he was a project manager for Porter Brothers Inc. He is a graduate of the University of Notre Dame.
Mr. Brownfiel is Mr. Heil's son-in-law and will become a full time employee immediately following the completion of the offering.

     Paul White has been chief technology advisor since January 1999. He founded and is chief executive officer of Spider and World Internet Marketing Corporation where he has worked since 1995. He has passed the Patent Bar and writes software patents, trademarks and copyrights. From 1994 to 1995, he invented and managed the development of medical laboratory billing software at a medical laboratory software firm. From 1982 to 1994, Mr. White owned and operated a chain of retail stores, The Wind & Surf Shop.

BOARD OF DIRECTORS

     All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. We have a staggered board of directors. All officers are appointed annually by the board of directors and, subject to existing employment agreements, serve at the discretion of the board.

     The board of directors will have an audit committee, finance, operating and compensation committee. The audit committee will review the results and scope of the audit and other services provided by our independent auditors, review and evaluate our system of internal controls. The finance committee will oversee our treasury function. The operating committee will review and establish our strategies, goals and direction. The compensation committee will manage our stock option plan and review and recommend compensation arrangements for our officers. All committees will commence operations concurrent with the completion of the offering.

     Directors shall receive $4,000 per year and $350 per meeting as compensation for serving on the board of directors. All directors are reimbursed by us for any expenses incurred in attending directors' meetings. We also intend to obtain officers and directors liability insurance, although no assurance can be given that it will be able to do so.

     We intend to apply for director and officer liability insurance and also keyman life insurance on the life of Mr. Heil. We have not yet obtained the insurance.


POSSIBLE CONFLICTS OF INTEREST



     Possible conflicts of interest could arise because Mr. Heil is a director of Laminaire as well as being our chief executive officer. Mr. Heil will recuse himself on all matters that come before our board of directors relating to our dealings with Laminaire. Also, Mr. Jenkins, rather than Mr. Heil, will be responsible for any negotiations that may be required in the future with Laminaire.


STOCK OPTION PLAN

     We have a stock option plan that expires in 2009 and enables us to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 450,000 shares of our common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

EXECUTIVE COMPENSATION

     No officer, director or employee has received compensation of $100,000, and no director, officer or employee has a contract or commitment to receive annual compensation in excess of $100,000 except as described below:

     We intend to enter into a three-year employment agreement with Mr. McClelland that will be effective at the effective date of the offering and will call for an annual salary of $125,000 and reimbursement of business expenses, including a car allowance. Mr. McClelland devotes approximately five hours per week to us and will work full time for us upon completion of the offering.

     Mr. Brownfiel has a three-year employment agreement that becomes effective at the effective date of the offering and calls for an annual salary of $75,000 in 2000, $85,000 in 2001 and $100,000 in 2002, as well as reimbursement of business expenses, including a car allowance. Mr. Brownfiel devotes approximately five hours per week to us and will work full time for us upon completion of the offering.


     We have an agreement with EH Associates, LLC, an entity associated with Mr. Heil, under which we will pay annual consulting fees for general management services of $125,000, $140,000 and $150,000 in each of the three years in the period ended December 31, 2002. Mr. Heil will receive no compensation from us beyond the payments to EH Associates, LLC. Mr. Heil currently devotes approximately 35 hours per week to us and will continue to work approximately 35 hours per week upon completion of the offering.


     We have an agreement with EDK Associates, LLC under which we have agreed to pay annual fees of $58,000, $65,000 and $75,000 in each of the three years in the period ended December 31, 2002 for administrative, marketing and investor relations services. Ms. Owens, a director, is the managing member and sole owner of EDK Associates, LLC. Ms Owens currently devotes approximately 15 hours per week to us. It is anticipated that Ms. Owens will devote 30 to 35 hours per week to eSAFETYWORLD and will perform investor relations, employee benefits and personnel administration. She will receive reimbursement for expenses but no other compensation from us.

     We have an agreement with JP Inc., an entity controlled by Mr. Jenkins, under which we have agreed to pay annual fees of $50,000 in each of the three years in the period ended December 31, 2002 for consultation on financial services. Mr. Jenkins currently devotes approximately five hours per week to us. Mr. Jenkins will devote 40 to 50 hours per month to eSAFETYWORLD. The compensation paid to JP Inc. will increase by an amount to be negotiated if Mr. Jenkins is required to work more than five (5) business days a month for us. He will receive no salary as chief financial officer during the period that JP, Inc. is acting as a consultant. Mr. Jenkins will receive reimbursement for expenses.




                     RELATIONSHIPS AND RELATED TRANSACTIONS



     In August 1999, we acquired the business, customer and vendor lists and base of the distribution division of Laminaire Corporation and incorporated the business on our website. This division distributes disposable products used in cleanrooms to a wide variety of commercial customers. The purchase price consisted of 100,000 shares of our common stock, notes payable to the seller in the principal amount of $500,000 and the assumption of debt of $125,000. This transaction was accounted for as a purchase in conformity with Opinion No. 16 of the Accounting Principles Board.



     The transaction was approved by two of our disinterested directors. Edward
A. Heil, our chairman, is a director of Laminaire. Steven W. Schuster, one of our directors, is Laminaire's corporate secretary. Bridget Owens, one of our directors, is employed as special assistant to the board of directors of Laminaire. David McClelland, our chief operating officer, is a division manager at Laminaire. Both Ms. Owens and Mr. McClelland will resign their positions with Laminaire concurrent with the completion of the offering.


     In August 1999, eSAFETYWORLD made a demand loan to Laminaire Corporation in the principal amount of $102,000. The loan bears interest at the rate of 9% per annum. The note is convertible into common stock of Laminaire at a conversion price of $.08 per share, which was the bid price per share of Laminaire's common stock on the date of the loan. The loan was made to provide Laminaire with additional working capital and to lower the amount ultimately due from Laminaire under the notes issued in connection with the acquisition of the business of the Distribution Division.


     In September 1999, we signed agreements with Kimberly-Clark Corporation, The Texwipe Company LLC and Alma, Inc., our three principal suppliers at that time, who were also suppliers to the Distribution Division of Laminaire. Under the agreement with Kimberly-Clark, we agreed to guarantee payment for all goods and services sold by Kimberly-Clark to Laminaire. The amount of the guarantee was approximately $200,000 as of November 30, 1999. Under the agreements with the vendors, any unpaid amounts as of the closing of this offering will be paid from the proceeds of this offering. Under the terms of the promissory notes in the principal amount of $500,000 payable to Laminaire Corporation for the Distribution Division, any amounts paid to the vendors will be deducted from the amounts owed Laminaire.


     Paul White is president and chief executive officer of Spider, Inc. and chief executive officer of World Internet Marketing Corporation. Our business depends on its licensing and marketing agreements with Spider and Wincorp under which Spider designs and upgrades our software and website and provides us with servers, Internet marketing and support services for $10,000 per month.


     Mr. Heil owned 10% of the common stock of World Internet Marketing Corporation until December 1999. He no longer has any association with World Internet. Spider, Inc. has engaged World Internet Marketing Corporation to perform Internet marketing services for us. We also have an agreement with EH Associates, LLC, an entity associated with Mr. Heil, to provide management services.



     JP Inc. has a contract with us for consultation for financial services. Mr. Jenkins is the controlling shareholder of JP Inc.


     EDK Associates, LLC has a contract with us for administrative, marketing and investor relations services. Ms. Owens is the managing member and sole owner of EDK Associates, LLC.


     Peter Daniele served as our chief financial officer from August 1999 to October 1999. During that period he was also chief financial officer of Laminaire where he worked three days a week. Mr. Daniele no longer has any association with us and did not take part in any negotiations between Laminaire and eSAFETY WORLD.


     The oral lease for payment of $1,000 per month is with an entity controlled by Raymond Burghard, an owner of 5% of our outstanding stock.

     In July 1997, our founders received shares of common stock in consideration for $.001 per share. These founders could be considered promoters of eSAFETYWORLD. The founders and the number of shares that they received, after giving effect to the subsequent 2,000 for one split, are:


Edward A. Heil...........................................................    443,000
R. Bret Jenkins..........................................................    375,000
Donald Arbisi............................................................    147,000
Shannon White............................................................    145,000
Windsor Fund.............................................................    145,000
Raymond Burghard.........................................................    100,000
Ben Hoskins..............................................................    100,000
Steven W. Schuster.......................................................    100,000
John C. Dello-Iacono.....................................................     50,000
Bridget C. Owens.........................................................     50,000
Hyett Capital............................................................     75,000
Balmore Fund.............................................................     75,000
Chamberlain Fund.........................................................     75,000
David McClelland.........................................................     20,000



     The shares owned by Mr. Jenkins include 225,000 shares owned by JP Inc., an entity he controls.


     The Windsor Fund is managed by Ian Renart. The Chamberlain Fund is managed by Susan Lake. The Balmore Fund is managed by Arie Rabinowitz. The managers and principals of Hyett Capital are Ethyl and Hyman Schwartz. Neither Mr. Renart, Ms. Lake, Mr. Rabinowitz nor Mr. or Mrs. Schwartz are otherwise affiliated with us.


     The Chamberlain Fund made a loan in the principal amount of $125,000 to us in August 1999. The loan is payable in August 2000 and bears interest at 8% per annum. The loan will be prepaid from the proceeds of this offering in accordance with its terms.


     Mr. Schuster, one of our directors, is a member of McLaughlin &
Stern, LLP, a law firm that serves as our general counsel. Mr. Schuster owns 100,000 shares of common stock, which will constitute approximately three percent of our issued and outstanding stock after the offering. The board of directors believes that Mr. Schuster qualifies as an independent director as he will own less than five percent of our common stock after the offering and the fees to be paid to McLaughlin & Stern for services rendered to us will constitute less than five percent of the firm's annual revenues.


     We have engaged in transactions with certain entities which members of management or 5% or greater shareholders are affiliated. While such arrangements could possibly lead to conflicts of interests between us and such persons, all future material affiliated transactions and future loans and loan guarantees with our officers, directors, 5% shareholders, or their respective affiliates, will be on terms that are as favorable to us as those generally available from unaffiliated third parties.


     Additionally, we have and will maintain at least two independent directors on our board of directors. All future transactions and loans with affiliates shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to our counsel or independent legal counsel.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information known to us regarding beneficial ownership of our common stock at the date of this prospectus by:

     o each person known by us to own, directly or beneficially, more than 5% of our common stock,

     o each of our directors, and

     o all of our officers and directors as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over to the shares. The table showing the shares of common stock owned after the offering assumes that the officers and directors do not buy any shares in the offering.


                                                         NUMBER OF      PERCENT OF SHARES        PERCENT OF SHARES
NAMES AND ADDRESS OF BENEFICIAL OWNER                   SHARES OWNED    OWNED BEFORE OFFERING    OWNED AFTER OFFERING
-----------------------------------------------------   ------------    ---------------------    --------------------
Edward A. Heil.......................................       443,000             22.15%                  14.77%
R. Bret Jenkins .....................................       375,000             17.75%                  11.66%
972 North 1430 West
Orem, Utah 84057
Donald Arbisi .......................................       147,000              7.35%                   4.90%
P. O. Box 151
Dalzell, Illinois
Shannon White .......................................       145,000              7.25%                   4.83%
1101 Shadowbrook Drive
North Lakeland, FL 33813
Windsor Fund ........................................       145,000              7.25%                   4.83%
55 Frederick Street
Nassau, Bahamas
Raymond Burghard ....................................       100,000              5.00%                   3.33%
120 Broadway, 28th Floor
New York, NY 10271
Ben Hoskins .........................................       100,000              5.00%                   3.33%
972 North 1430 West
Orem, Utah 84057
Laminaire Corp. .....................................       100,000              5.00%                   3.33%
960 E. Hazelwood Avenue
Rahway, New Jersey 07065
Steven W. Schuster ..................................       100,000              5.00%                   3.33%
McLaughlin & Stern LLP
260 Madison Avenue
New York, NY 10016
John C. Dello-Iacono ................................        50,000              2.50%                   1.67%
Jericho Atrium
Suite 125
Broadway, Jericho 11735
Bridget C. Owens.....................................        50,000              2.50%                   1.67%
David McClelland.....................................        20,000              1.00%                   0.67%
Directors and officers as a group, 8 persons.........     1,038,000             51.90%                  34.60%


     The address for all other officers, directors and 5% shareholders not specified in the table is 100-31 South Jersey Avenue, Setauket, New York 11733.

     JP, Inc. owns 225,000 shares. It is an entity controlled by Mr. Jenkins. Shares held by it are beneficially owned and controlled by Mr. Jenkins.

     Mr. Heil is a director of Laminaire Corporation., but disclaims beneficial ownership of the shares of common stock owned by Laminaire Corporation.

     The Windsor Fund is managed by Ian Renart.



Mr. Shannon White is not related to Paul White, our chief technology advisor.


     The calculations for shares and percentages outstanding after the offering do not give effect to:

     o 150,000 additional shares of common stock reserved for the underwriter's over-allotment option; and

     o 100,000 shares of common stock reserved for issuance upon the exercise of the underwriter's warrant

     Upon the completion of this offering, our existing shareholders will collectively beneficially own approximately 67% of our outstanding common stock or 63% if the underwriter's over-allotment option is exercised in full. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect a majority of the board of directors, decide matters requiring stockholder approval and determine our policies.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Upon completion of this offering, we will have outstanding 3,000,000 shares of common stock or 3,150,000 shares if the underwriter's over-allotment option is exercised in full. Of these shares, 1,900,000 will be freely tradeable, subject to lock-up agreements with the underwriter and volume restrictions imposed by rule 144. The lock-up agreements executed by the officers, directors and holders of a minimum of five percent of our common stock prohibit the transfer of the shares without the underwriter's consent for 18 months after the offering.

                         DESCRIPTION OF OUR SECURITIES


     We are incorporated in the state of Nevada and are authorized to issue up to 20,000,000 shares of common stock having a par value of $.001 per share and 1,000,000 shares of preferred stock. Neither the certificate of incorporation nor the by-laws contain any provision that would delay, defer or prevent a change in control.

COMMON STOCK

     2,000,000 shares of common stock are issued and outstanding. Each share of common stock entitles the holder to one vote on each matter submitted to the stockholders. The holders of common stock:

     o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

     o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

     o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

     o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

     We have not paid any dividends on its common stock to date. eSAFETYWORLD anticipates that, for the foreseeable future, it will retain earnings, if any, to finance the continuing operations of its business. The payment of dividends will depend upon, among other things, capital requirements and the operating and financial conditions of eSAFETYWORLD.

     Our proposed trading symbols do not imply that a liquid and active market will develop or be sustained for the securities upon completion of this offering.

     Our calculation that 3,000,000 shares of common stock will be outstanding after this offering is based on the 2,000,000 shares of common stock outstanding prior to the offering and 1,000,000 shares of common stock being sold by us in this offering. Our calculation of the shares of common stock to be outstanding after this offering excludes:

     o 150,000 shares of common stock subject to the underwriter's over-allotment option,

     o 100,000 shares of common stock issuable upon the exercise of the underwriter's warrant, and

     o 450,000 shares of common stock reserved for issuance under our stock option plan.

PREFERRED STOCK

     Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. We have no present intention to issue any shares of preferred stock. There can be no assurance that we will not do so in the future. No preferred stock may be issued without the underwriter's consent for 12 months following the effective date of this prospectus.

TRANSFER AGENT

     Standard Registrar & Transfer Company, Inc. has been appointed as the transfer agent and registrar for our common stock. The transfer agent's address is 12528 South 1840 East, Draper, Utah 84020, its telephone number is
(801) 571-8844.



                   INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Our bylaws provide that we shall indemnify its officers, directors, employees and other agents to the fullest extent permitted by Nevada law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Nevada law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us or our shareholders. This provision in the certificate of incorporation does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies including as an injunction or other forms of non-monetary relief would remain available under Nevada law. Each director will continue to be liable for breach of the director's duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to shareholders. In addition, this provision does not affect a director's responsibilities under any other laws, including federal securities laws or state or federal environmental laws.

     We have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.




                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to the underwriters named below, for whom Kashner Davidson Securities Corp. is acting as representative, the following respective numbers of shares of common stock.

UNDERWRITERS                                                                   NUMBER OF SHARES
----------------------------------------------------------------------------   ----------------
Kashner Davidson Securities Corp............................................
                                                                                  ----------
  Total.....................................................................       1,000,000
                                                                                  ----------
                                                                                  ----------

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     Upon the completion of this offering and for a period of eighteen months, officers, directors and stockholders who will own more than 5% of our issued and outstanding common stock after the offering are not permitted, without the prior consent of the underwriter, to publicly sell, offer or contract to sell or grant any option to purchase, transfer, assign or pledge, or otherwise encumber or dispose of any shares of our stock. In the event that our stock is assigned or transferred in a private sale, the assignee or transfer is also bound by the agreement.


     We will grant to Kashner Davidson Securities Corp. a three year right of first refusal to have Kashner Davidson Securities Corp. sell securities under future public and private offerings of any non-bank debt or equity securities or our subsidiaries, by us, our subsidiaries and/or our affiliates, except for issuances or sales to employees under the rules of our stock option plan.


     In addition, for a 12 month period we will not sell our securities in a private placement or file a registration statement on Form S-8, except for the 450,000 shares issuable under our stock option plan, without Kashner Davidson Securities Corp.'s consent.



     We and Kashner Davidson Securities Corp. will enter into a financial consulting agreement providing for Kashner Davidson Securities Corp. to act as management and financial consultant to us for a two-year period for a fee of $96,000 payable at the closing of this offering.



     We have granted Kashner Davidson Securities Corp., for a period of not less than three years after the closing of the offering, the right to have Kashner Davidson Securities Corp.'s designee present at meetings of the board of directors and each of its committees subject to our right to exclude the designee under particular circumstances. The designee will be entitled to the same notices and communications sent by us as we give to our directors and will attend directors' and committees' meetings, but will not be entitled to vote at these meetings. This designee will also be entitled to receive the same compensation payable to directors as members of the board of directors and its committees and all reasonable expenses in attending the meetings. As of the date of this prospectus, no designee has been selected.


PUBLIC OFFERING PRICE AND DEALERS CONCESSION


     The underwriter proposes initially to offer the shares of common stock offered by this prospectus to the public at the public offering price per share set forth on the cover page of this prospectus and to some dealers, who are members of the National Association of Securities Dealers, Inc., at that price less a concession not in excess of $.35 per share. The underwriters and the selling group members may not reallow any further discounts on sales to other broker/dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the underwriter.


OVER-ALLOTMENT OPTION

     We have granted the underwriter an option, which may be exercised within 45 days after the date of this prospectus, to purchase up to 150,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. If the underwriter exercise its over-allotment option to purchase any of these additional 150,000 shares of common stock, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, under the terms of to the over-allotment option, to sell shares to the underwriter if the underwriter exercises their over-allotment option. The underwriter may exercise its over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.

NON-ACCOUNTABLE EXPENSE ALLOWANCE

     We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of common stock underwritten, including the sale of any shares of common stock that the underwriter may sell to cover over-allotments, if any, of which $50,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the common stock offered in this prospectus for sale under the laws of the states as eSAFETYWORLD and the underwriter may designate and registering the offering with the NASD, including filing fees and fees and expenses of counsel retained for these purposes.

UNDERWRITING COMPENSATION


     The following table summarizes the compensation to be paid to the underwriter by us, which includes a 10% discount:



                                                                                           TOTAL
                                                                               ------------------------------
                                                                                 WITHOUT           WITH
                                                                  PER SHARE    OVERALLOTMENT    OVERALLOTMENT
                                                                  ---------    -------------    -------------
Underwriting discounts paid by us..............................     $ .70        $ 700,000        $ 805,000


INDEMNIFICATION OF UNDERWRITER

     We have agreed to indemnify the underwriter against specific civil liabilities, including liabilities under the Securities Act.


UNDERWRITER'S WARRANT


     Upon completion of this offering, we will sell to the underwriter, for its own accounts, a warrant covering an aggregate of up to 100,000 shares of common stock exercisable at a price of $10.50 per share. The underwriter will pay a price of $100 for the warrant. The underwriter will receive 100,000 shares if it exercises the warrant, commencing on the first anniversary of the date of this offering until the fifth anniversary of the date of this offering. The terms of the warrant require us to register the common stock for which the warrant is exercisable within one year from the date of the prospectus. This underwriter's warrant is not transferable by the warrant holders other than to officers and partners of the underwriter. The exercise price of the underwriter's warrant and the number of shares of common stock for which the warrant is exercisable are subject to adjustment to protect the warrant holders against dilution in specific events.

STABILIZATION AND OTHER TRANSACTIONS

     In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions effected in accordance with rule 104 of Regulation M under the Securities Exchange Act of 1934, which permits an underwriter to bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriter also may create a short position by selling more common stock in connection with this offering than they are committed to purchase from us, and may then purchase common stock in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and, if they are undertaken, they may be discontinued at any time.

DISCRETIONARY ACCOUNTS

     The underwriter has informed us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

DETERMINATION OF OFFERING PRICE

     Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the underwriter. Among the factors considered in determining the initial public offering price were:

     o our results of operations,

     o our current financial condition,

     o our future prospects,

     o the state of the markets for our services,

     o the experience of our management,

     o the economics of the e-commerce industry in general,

     o the general condition of the equity securities market, and

     o the demand for similar securities of companies considered comparable to us.


SALES IN CALIFORNIA



     This offering was approved in California on the basis of a limited offering qualification where offers and sales could only be made to proposed issuees based on their meeting various suitability standards as described in this prospectus. We did not have to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations, as found in Title 10, California Code of Regulations, Rule 260.140 et seq.



     You will be unable to sell shares of common stock that you purchase in this offering under exemptions for secondary trading available under California Corporations Code Section 25104(h), as those exemptions have been withheld. However, there may be other exemptions to cover private sales by the bona fide owners of our securities for those owners' own account without advertising and without being effected by or through a broker dealer in a public offering.

                                 LEGAL MATTERS


     Particular legal matters that arise in connection with the offering will be passed upon for us by McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York. Mr. Steven Schuster, a partner of McLaughlin & Stern, LLP, is a director of eSAFETYWORLD. Particular legal matters that arise in connection with the offering will be passed upon for the underwriter by its counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York.




                                    EXPERTS


     The financial statements of eSAFETYWORLD, Inc. at June 30, 1999 and for each of the three fiscal periods in the period then ended and the financial statements of the Cleanroom Distribution Product Group of Laminaire Corporation as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 appearing in this prospectus and registration statement have been audited by Eichler, Bergsman & Co., LLP, Certified Public Accountants, as stated in their reports which appear elsewhere in this prospectus and in the registration statement, and are included in reliance upon the reports of Eichler, Bergsman & Co., LLP given upon its authority as experts in accounting and auditing.




                             ADDITIONAL INFORMATION


     eSAFETYWORLD will file reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

     o At the public reference room of the SEC, Room 1024- Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

     o At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, NY 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     o By writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;


     o From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.


     eSAFETYWORLD has filed with the SEC a registration statement under the Securities Act of 1933, for the common stock offered in this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth, or annexed as exhibits to, the registration statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information with respect to eSAFETYWORLD and the common stock, reference is made to our registration statement, including exhibits, copies of which may be inspected and copied at the facilities of the SEC. Copies of the registration statement, including exhibits, may be obtained from the Public Reference Section of the SEC at the address listed in the paragraph above upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

     eSAFETYWORLD intends to distribute to its stockholders annual reports containing financial statements audited and reported upon by its independent public accountants after the close of each fiscal year, and will make other periodic reports as we determine to be appropriate or as may be required by law. eSAFETYWORLD's fiscal year ends June 30 each year.

                              FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
ESAFETYWORLD, INC.:
Independent Auditors' Report...............................................................................   F-2
Balance Sheet, June 30, 1999 and October 31, 1999 (unaudited)..............................................   F-3
Statements of Operations for the period July 17, 1997 (inception) to December 31, 1997, the year ended
  December 31, 1998, the six months ended June 30, 1999 and the four months ended October 31, 1999
  (unaudited)..............................................................................................   F-4
Statements of Cash Flows for the period July 17, 1997 (inception) to December 31, 1997, the year ended
  December 31, 1998, the six months ended June 30, 1999 and the four months ended October 31, 1999
  (unaudited)..............................................................................................   F-5
Statement of Stockholders' Equity for the period July 17, 1997 (inception) to December 31, 1997, the year ended December 31, 1998, the six months ended June 30, 1999 and the four months ended October 31, 1999
  (unaudited)..............................................................................................   F-6
Notes to Financial Statements..............................................................................   F-7

CLEANROOM DISTRIBUTION PRODUCT GROUP OF LAMINAIRE CORPORATION:
Independent Auditors' Report...............................................................................   F-10
Balance Sheet, December 31, 1998...........................................................................   F-11
Statements of Operations for the years ended December 31, 1998 and 1997....................................   F-12
Statements of Cash Flows for the years ended December 31, 1998 and 1997....................................   F-13
Notes to Financial Statements..............................................................................   F-14
Condensed Balance Sheet, June 30, 1999.....................................................................   F-16
Condensed Statements of Operations for the six months ended June 30, 1999 and 1998 (unaudited) ............   F-17
Condensed Statements of Cash Flows for the six months ended June 30, 1999 and 1998.........................   F-18
Notes to Condensed Financial Statements for the six months ended June 30, 1999 and 1998 (unaudited)........   F-19

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
eSAFETYWORLD, Inc.

We have audited the accompanying balance sheet of eSAFETYWORLD, Inc. as of June 30, 1999, and the related statements of income, stockholders' equity and cash flows for the period ended December 31, 1997, for the year ended
December 31, 1998 and for the six months ended June 30, 1999. This financial statement is the responsibility of eSAFETYWORLD's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of eSAFETYWORLD, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period ended December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ EICHLER BERGSMAN & CO., LLP

New York, New York
August 25, 1999

                               ESAFETYWORLD, INC.
                                 BALANCE SHEET
                 JUNE 30, 1999 AND OCTOBER 31, 1999 (UNAUDITED)


                                                                                                      10/31/99
                                                                                      6/30/99        (UNAUDITED)
                                                                                      ---------    -------------------
                                      ASSETS
Current:
  Cash.............................................................................    $    --         $   118,000
  Accounts receivable..............................................................         --             158,775
  Note receivable--Laminaire.......................................................                        102,000
  Inventory........................................................................                          5,500
                                                                                       -------         -----------
          Total....................................................................                        384,275
Customer and vendor lists..........................................................         --             629,200
Deferred offering costs............................................................     10,000             177,000
Goodwill--net......................................................................         --             629,200
                                                                                       -------         -----------
          Total....................................................................    $10,000         $ 1,819,675
                                                                                       -------         -----------
                                                                                       -------         -----------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
  Notes payable....................................................................    $    --         $   282,667
  Accounts payable and accrued expenses............................................         --             409,004
                                                                                       -------         -----------
  Total current liabilities........................................................         --             691,671
                                                                                       -------         -----------
Long-term debt.....................................................................                        373,333
                                                                                       -------         -----------
Stockholders' equity:
  Preferred stock; 1,000,000 shares authorized, none issued........................         --                  --
  Common stock, par value $.001; 20,000,000 authorized; 1,900,000 and 2,000,000
     issued........................................................................      1,900               2,000
Paid-in capital....................................................................      8,100             708,000
Retained earnings..................................................................         --              44,671
                                                                                       -------         -----------
Total stockholders' equity.........................................................     10,000             754,671
                                                                                       -------         -----------
Total liabilities and stockholders' equity.........................................    $10,000         $ 1,819,675
                                                                                       -------         -----------
                                                                                       -------         -----------


                       See notes to financial statements.

                               ESAFETYWORLD, INC.
                            STATEMENTS OF OPERATIONS
         FOR THE PERIOD JULY 17, 1997 (INCEPTION) TO DECEMBER 31, 1997,
                    THE YEAR ENDED DECEMBER 31, 1998 AND THE
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                                                      FOUR MONTHS
                                        SIX MONTHS                                                       ENDED
                                          ENDED            YEAR ENDED          JULY 17, 1997 TO      OCTOBER 31, 1999
                                       JUNE 30, 1999     DECEMBER 31, 1998     DECEMBER 31, 1997      (UNAUDITED)
                                       -------------     -----------------     -----------------     -----------------

Revenues............................    $       -0-         $       -0-           $       -0-           $   355,969

Cost of sales.......................            -0-                 -0-                   -0-               213,110
                                        -----------         -----------           -----------           -----------

Gross profit........................            -0-                 -0-                   -0-               142,859
                                        -----------         -----------           -----------           -----------

Operating costs.....................            -0-                 -0-                   -0-                33,949

Amortization........................                                                                         41,600

Interest--net.......................                                                                          3,494
                                        -----------         -----------           -----------           -----------

Total expenses......................            -0-                 -0-                   -0-                79,043
                                        -----------         -----------           -----------           -----------

Operating profit....................            -0-                 -0-                   -0-                63,816

Income taxes........................            -0-                 -0-                   -0-                19,145
                                        -----------         -----------           -----------           -----------

Net income..........................    $       -0-         $       -0-           $       -0-           $    44,671
                                        -----------         -----------           -----------           -----------
                                        -----------         -----------           -----------           -----------

Earnings per share..................    $        --         $        --           $        --           $       .02
                                        -----------         -----------           -----------           -----------
                                        -----------         -----------           -----------           -----------

Shares outstanding..................      1,900,000           1,900,000             1,900,000             2,000,000
                                        -----------         -----------           -----------           -----------
                                        -----------         -----------           -----------           -----------

                       See notes to financial statements.

                               ESAFETYWORLD, INC.
                            STATEMENTS OF CASH FLOWS
         FOR THE PERIOD JULY 17, 1997 (INCEPTION) TO DECEMBER 31, 1997,
                    THE YEAR ENDED DECEMBER 31, 1998 AND THE
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                                                       FOUR MONTHS
                                         SIX MONTHS                                                       ENDED
                                           ENDED            YEAR ENDED           JULY 17, 1997 TO      OCTOBER 31, 1999
                                         JUNE 30, 1999     DECEMBER 31, 1998     DECEMBER 31, 1997     (UNAUDITED)
                                         -------------     -----------------     -----------------     ----------------
Cash from operating activities........      $   -0-             $   -0-               $   -0-              $ 12,000
                                            -------             -------               -------              --------
Cash from financing activities:
Capital contribution..................       10,000                  --                    --
Net proceeds from loans...............           --                  --                    --               273,000
Deferred offering costs...............      (10,000)                 --                    --              (167,000)
                                            -------             -------               -------              --------
                                            (10,000)                 --                    --               106,000
                                            -------             -------               -------              --------
Cash end of period....................      $   -0-             $   -0-               $   -0-              $118,000
                                            -------             -------               -------              --------
                                            -------             -------               -------              --------

                       See notes to financial statements.

                               ESAFETYWORLD, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE THREE PERIODS IN THE PERIOD ENDED OCTOBER 31, 1999



                                                                  COMMON     PAID-IN      RETAINED
                                                                  STOCK      CAPITAL      EARNINGS      TOTAL
                                                                  ------     --------     --------     --------
Initial capital contribution...................................   $1,900     $  8,100                  $ 10,000
                                                                  ------     --------     --------     --------
Balance December 31, 1997......................................   1,900         8,100           --       10,000
1998 activity..................................................      --            --           --           --
                                                                  ------     --------     --------     --------
                                                                  1,900         8,100           --       10,000
Six months ended June 30, 1999.................................      --            --           --           --
                                                                  ------     --------     --------     --------
Balance June 30, 1999..........................................   1,900         8,100           --       10,000
Issuance of shares to Laminaire................................     100       699,900           --      700,000
Net income.....................................................                           $ 44,671       44,671
                                                                  ------     --------     --------     --------
Balance October 31, 1999.......................................   $2,000     $708,000     $ 44,671     $754,671
                                                                  ------     --------     --------     --------
                                                                  ------     --------     --------     --------


                       See notes to financial statements.

                               ESAFETYWORLD, INC.
                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1999

1. ORGANIZATION

     eSAFETYWORLD was established as a Nevada corporation in July 1997 as The SL Group, Inc. and changed its name to eSAFETYWORLD, Inc. in August 1999. Its purpose is to develop and operate a business-to-business E-Commerce site on the world wide web selling industrial safety products.

2. ACCOUNTING AND REPORTING POLICIES

     A summary of eSAFETYWORLD's principal accounting and financial reporting policies is as follows:

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods, The principal assumptions inherent in the accompanying financial statements relate to the allocation of expenses included in the financial statements.

     Revenue Recognition--Revenue for product sales is recognized in the period in which the product is shipped.

     Advertising--eSAFETYWORLD will charge advertising costs to expense as incurred. Costs related to CD-ROMs, promotional literature and catalogs will be charged to operations when mailed or distributed.

     Long-lived Assets--Long lived assets, including intangibles, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value reduced by estimated disposal costs.

     Fiscal Year--eSAFETYWORLD's fiscal year ends on June 30.

3. STOCKHOLDERS' EQUITY

     eSAFETYWORLD's certificate of incorporation provides that its authorized capital stock consists of one million shares of blank check preferred stock and 20 million shares of common stock, par value $.001 per share. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably the dividends as may be declared by the board of directors out of funds legally available to pay dividends. The board of directors, without shareholder approval, could issue shares of common stock upon the terms as it determines to whomever it pleases, including persons who or entities that would help present management maintain control.

     eSAFETYWORLD has a stock option plan that expires in 2009 and enables it to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 450,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors. No options are outstanding at October 31, 1999.

4. SUBSEQUENT EVENTS (UNAUDITED)

     In August 1999, eSAFETYWORLD entered into an agreement under which it acquired the distribution business of Laminaire Corporation in exchange for 100,000 shares of its common stock, notes in the principal amount of $500,000 and the assumption of accounts payables in an amount up to $125,000. The total

                               ESAFETYWORLD, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1999

4. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)

purchase price of $1,325,000 was accounted for as a purchase in conformity with Opinion No. 25 of the Accounting Principles board. All assets acquired, including goodwill, will be amortized on a straight line basis over five years.


     The notes payable bear interest at eight percent per annum. One of the notes in the principal amount of $200,000 is payable in 12 equal quarterly instalments, and the other note in the principal amount of $300,000 is payable in 20 equal quarterly instalments. We have the right to offset the principal amount of a $102,000 demand note that we made to Laminaire (see Note 4), in whole or in part against any payment due by us to Laminaire under these note agreements. In addition, we can offset any amounts that we pay to satisfy amounts due by Laminaire to its vendors against any amount due by us to Laminaire under the note agreements. The first instalments under the note agreements are payable at the earlier of our completion of the offering or March 31, 2000. In September 1999, eSAFETYWORLD also guaranteed the payment of Laminaire's trade obligations to three of Laminaire's vendors, including obligations to these vendors incurred subsequent to the purchase of the Division. To the extent that eSAFETYWORLD makes payments to these vendors, the amount paid will be treated as a direct offset to the $500,000 notes payable due to Laminaire. All parties expect eSAFETYWORLD to pay the amounts guaranteed. Therefore, that amount has been offset against notes payable and is reflected in accounts payable in the accompanying balance sheet at October 31, 1999. At November 30, 1999, the amount guaranteed was approximately $200,000. Laminaire is no longer involved in the distribution industry, and no additional liabilities will result under these guarantees.


     eSAFETYWORLD also acquired the customer and vendor base and lists but acquired no tangible assets including inventory or accounts receivable as part of the transaction. The acquired business distributes disposable products used in Cleanrooms to a wide variety of commercial customers. The transaction was accounted for as a purchase in conformity with Opinion No. 16 of the Accounting Principles Board.

     In July and August 1999, eSAFETYWORLD received one year loans from unrelated parties in the principal amounts of $250,000 and $125,000, respectively. Both loans bear interest at the rate of 8% per annum, are repayable one year from the date of issue and are prepayable upon the completion of a public offering or private placement of equity securities.

     The unaudited pro forma financial information set forth on the balance sheet was prepared assuming that the following events had occurred on June 30, 1999:

     o the acquisition described in Note 1 and

     o the loans described in the first paragraph of this note.

     For the purposes of preparing the pro forma information, the shares of common stock issued were valued at the estimated public offering price. The acquired business, which functioned as a product group of Laminaire Corporation, reported the following results in 1998 and 1997:

                                                                        1998          1997
                                                                     ----------    ----------
Revenues..........................................................   $2,267,846    $1,506,607
Cost of revenues..................................................    2,070,174     1,117,464
Gross profit......................................................      197,672       389,143
Operating profit..................................................       54,067       204,106

     In August 1999, eSAFETYWORLD made a demand loan to Laminaire Corporation in the principal amount of $102,000. The loan bears interest at the rate of 9% per annum and is convertible, at the holder's option, into shares of Laminaire's common stock at a price of $.08 per share based on the bid price of Laminaire's shares on the date that the note was issued.

                               ESAFETYWORLD, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1999

5. RELATED PARTY TRANSACTIONS

     eSAFETYWORLD has an agreement with EH Associates, LLC, an entity controlled by its president, Mr. Heil, under which eSAFETYWORLD will pay annual consulting fees of $125,000, $140,000 and $150,000 in each of the three years in the period ended December 31, 2002. Mr. Heil receives reimbursement for expenses, but receives no other cash compensation from eSAFETYWORLD.

     EDK Associates, LLC, an entity controlled by a director, Ms. Owens, has a contract with eSAFETYWORLD under which eSAFETYWORLD has agreed to pay annual fees of $58,000, $65,000 and $75,000 in each of the three years in the period ended December 31, 2002 for administrative, marketing and investor relations services. Ms. Owens, who will devote 30 to 35 hours per week to eSAFETYWORLD, receives reimbursement for expenses, but receives no other cash compensation from eSAFETYWORLD.


     JP Inc., an entity controlled by a director, Mr. Jenkins, has a contract with eSAFETYWORLD under which eSAFETYWORLD has agreed to pay minimum annual fees of $50,000 in each of the three years in the period ended December 31, 2002 for legal, marketing and other business services. Mr. Jenkins, who will devote 40 to 50 hours per month to eSAFETYWORLD, receives reimbursement for expenses, but receives no other cash compensation from eSAFETYWORLD. JP Inc. is entitled to additional compensation in amounts to be negotiated if Mr. Jenkins devotes more than five days per month to eSAFETYWORLD.


     eSAFETYWORLD has an agreement with Spider Inc. under which Spider Inc. provides software, webhosting and promotional services to eSAFETYWORLD for $10,000 per month commencing in February 2000. eSAFETYWORLD's technical advisor is the President and majority shareholder of Spider, Inc.

6. COMMITMENTS

     eSAFETYWORLD is obligated under the terms of a verbal month-to-month operating lease to be entirely controlled by an individual who holds 5% of eSAFETYWORLD's common stock for office space which calls for monthly rentals of $1,000.

     eSAFETYWORLD is obligated under the terms of employment agreements to pay salaries of $200,000 in 2000, $210,000 in 2001 and $225,000 in 2002. These
employment agreements became effective upon the completion of an initial public offering. eSAFETYWORLD filed a Registration Statement for this offering in September 1999 as well as pre-effective amendments in November and December 1999.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Cleanroom Distribution Product Group

     We have audited the accompanying balance sheet of Cleanroom Distribution Product Group as of December 31, 1998 and the related statements of income and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of eSAFETYWORLD's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleanroom Distribution Product Group as of December 31, 1998 and the results of its operations and its cash flows for the two years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          /s/ EICHLER, BERGSMAN & CO., LLP

New York, New York
August 12, 1999

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                                 BALANCE SHEET
                               DECEMBER 31, 1998

                                                ASSETS
Accounts receivable...................................................................................   $213,935
Inventory.............................................................................................     75,174
                                                                                                         --------
       Total..........................................................................................   $289,109
                                                                                                         --------
                                                                                                         --------
                                        LIABILITIES AND OTHER
Accounts payable......................................................................................   $318,899
Deficit...............................................................................................    (30,790)
                                                                                                         --------
       Total..........................................................................................   $289,109
                                                                                                         --------
                                                                                                         --------

                       See notes to financial statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                            1998          1997
                                                                                         ----------    ----------
Revenues..............................................................................   $2,267,846    $1,506,607
Cost of revenues......................................................................    2,070,174     1,117,464
                                                                                         ----------    ----------
Gross profit..........................................................................      197,672       389,143
Selling...............................................................................       98,148       154,905
General and administrative............................................................       45,457        30,132
                                                                                         ----------    ----------
Operating profit......................................................................       54,067       204,106
Transferred to Laminaire Corporation..................................................      (54,067)     (204,106)
                                                                                         ----------    ----------
Division equity, end of year..........................................................   $      -0-    $      -0-
                                                                                         ----------    ----------
                                                                                         ----------    ----------


                       See notes to financial statements

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                               1998        1997
                                                                                              -------    --------
Cash from operations.......................................................................   $54,067    $204,106
Cash transferred to Laminaire..............................................................   (54,067)   (204,106)
                                                                                              -------    --------
Cash, end of year..........................................................................   $   -0-    $    -0-
                                                                                              -------    --------
                                                                                              -------    --------

                       See Notes to Financial Statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

1. OPERATIONS AND ORGANIZATION

     The Cleanroom Distribution Product Group is a division of Laminaire Corporation and is engaged in the sale and distribution of disposable safety garments and equipment. In August 1999, Laminaire entered into an agreement under which its distribution business was sold to The SL Group, Inc. in exchange for common shares of The SL Group, Inc., notes and the assumption of certain payables.

2. ACCOUNTING AND REPORTING POLICIES

     A summary of the Division's principal accounting and financial reporting policies is as follows:

  Assets and Liabilities

     The operating assets and liabilities used by Laminaire are commingled. The accompanying balance sheet reflects the direct assets and liabilities of the Cleanroom Product Distribution Group of Laminaire Corporation. All earnings prior to December 31, 1998 were retained by Laminaire. The cash associated with such earnings was commingled with other Laminaire cash and was not necessarily used to satisfy the Group's trade obligations. The deficit represents the extent to which cash generated by the Group was used for other Laminaire purposes. No such assets or liabilities were included in the sale to The SL Group, Inc.

     The inventories included in the accompanying balance sheet are recorded at the lower of cost (determined on a FIFO basis) or market.

  Revenue Recognition

     Revenue for product sales is recognized in the period in which the product is shipped.

  Expenses


     The operations of the Division were conducted in Laminaire's facility during 1998 and 1997. Accordingly, such operations utilized Laminaire's building and administrative staff. Cost of sales in the accompanying Statement of Operations consists of direct product costs and an allocation of joint overhead costs. Payroll costs represent the payroll costs of people directly associated with the Division's operations. All other expenses represent an allocation of corporate and joint expenses. Joint costs were allocated on a percentage basis using relative amounts of physical space used in Laminaire's facility and payroll costs as the allocation bases. Management believes that the allocated costs allocated on that basis reflects a reasonable amount for the services performed for a privately owned distribution business. The Division believes that the cost of obtaining the services represented by the allocated costs and expenses from outside sources would not be materially higher than the amount allocated.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The principal assumptions inherent in the accompanying financial statements relate to the allocation of expenses included in such financial statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

2. ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
  Advertising

     The Division charges advertising costs to expense as incurred. Costs related to mail order catalogs and promotional materials are charged to operations when mailed or distributed.

  Income Taxes

     The operating results of the Division were included in the consolidated income tax returns of Laminaire Corporation. If the Division filed its own returns pro forma income taxes would have been approximately $18,923 in 1998 and $71,437 in 1997.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                                 BALANCE SHEET
                                 JUNE 30, 1999
                                  (UNAUDITED)

                                                ASSETS
Accounts receivable...................................................................................   $156,403
Inventory.............................................................................................     70,680
       Total..........................................................................................   $227,083
                                                                                                         --------
                                                                                                         --------

                                        LIABILITIES AND OTHER
Accounts payable......................................................................................   $325,859
Deficit...............................................................................................    (98,776)
       Total..........................................................................................   $227,083
                                                                                                         --------
                                                                                                         --------

                  See notes to condensed financial statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                       CONDENSED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                                               1999        1998
                                                                                             --------    --------
Revenues..................................................................................   $746,325    $867,770
Cost of revenues..........................................................................    565,333     652,738
                                                                                             --------    --------
Gross profit..............................................................................    180,992     215,032
Selling...................................................................................     70,081      55,513
General and administrative................................................................     14,927      17,355
                                                                                             --------    --------
Operating profit..........................................................................     95,984     142,164
Transferred to Laminaire Corporation......................................................    (95,984)   (142,164)
                                                                                             --------    --------
Division equity, end of period............................................................   $    -0-    $    -0-
                                                                                             --------    --------
                                                                                             --------    --------

                  See notes to condensed financial statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                       CONDENSED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                                               1999        1998
                                                                                              -------    --------
Cash from operations.......................................................................   $95,984    $142,164
Cash transferred to Laminaire..............................................................   (95,984)   (142,164)
                                                                                              -------    --------
Cash, end of period........................................................................   $   -0-    $    -0-
                                                                                              -------    --------
                                                                                              -------    --------

                  See notes to condensed financial statements.

                      CLEANROOM DISTRIBUTION PRODUCT GROUP
                       NOTES TO STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying interim condensed statements are for the six-month periods ended June 30, 1999 and 1998 are unaudited and include all adjustments considered necessary by management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year.

                      [This page intentionally left blank]

                      [This page intentionally left blank]

            ------------------------------------------------------
            ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN STATES WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

                            ------------------------



                               TABLE OF CONTENTS



                                                  PAGE
                                                  ----
Prospectus summary.............................      2
Risk factors...................................      4
Use of proceeds................................      5
Dilution.......................................      6
Capitalization.................................      6
Management's discussion and analysis of results
  of operation and financial
  condition....................................      7
Business.......................................     13
Management.....................................     26
Certain relationships and related
  transactions.................................     28
Principal shareholders.........................     30
Description of our securities..................     32
Indemnification of officers and directors......     32
Underwriting...................................     33
Legal matters..................................     36
Experts........................................     36
Additional information.........................     36
Financial statements...........................    F-1


                            ------------------------

     UNTIL            , 2000, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES OFFERED IN THIS PROSPECTUS, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH REGARD TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.


            ------------------------------------------------------
            ------------------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                1,000,000 SHARES
                                OF COMMON STOCK

                               ESAFETYWORLD, INC.


                            ------------------------
                                   PROSPECTUS
                            ------------------------


                                KASHNER DAVIDSON
                                SECURITIES CORP.



                               FEBRUARY   , 2000


            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for these expenses as the court deems proper.

     Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

     Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against these liabilities and expenses.

     The Registrant's bylaws provide for indemnification of officer, directors and others to the fullest extent permitted by the laws of the state of Nevada.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Fees...............................................................   $  2,530
Accounting Fees and Expenses..........................................................................     15,000
Blue Sky Fees and Expenses (including NASDAQ and Boston Exchange filing fees of $11,500) .............     35,000
Printing Expenses (including Securities)..............................................................     50,000
Legal Fees............................................................................................     85,000
Miscellaneous.........................................................................................     12,470
                                                                                                         --------
     Total............................................................................................   $200,000
                                                                                                         --------
                                                                                                         --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     All issuances were under Section 4(2) unless otherwise indicated. The issuances under 4(2) were to officers, directors or employees or a limited number of unaffiliated persons or entities.


     On July 17, 1997, the Company issued common stock at a price of $.001 to the persons listed below, after giving effect to a subsequent 2,000 for one stock split. Each of these persons may be considered promoters of the Company.

                                                                                                         NUMBER OF
BENEFICIAL OWNER                                                                                          SHARES
------------------------------------------------------------------------------------------------------   ---------
Edward A. Heil........................................................................................    443,000
J.P. Inc..............................................................................................    225,000
Donald Arbisi.........................................................................................    147,000
Shannon White.........................................................................................    145,000
Windsor Fund..........................................................................................    145,000
Raymond Burghard......................................................................................    100,000
Ben Hoskins...........................................................................................    100,000
R. Bret Jenkins.......................................................................................    150,000
Steven W. Schuster....................................................................................    100,000
Hyett Fund............................................................................................     75,000
Balmore Fund..........................................................................................     75,000
Chamberlain Fund......................................................................................     75,000
John C. Dello-Iacono..................................................................................     50,000
Bridget C. Owens......................................................................................     50,000
David McClelland......................................................................................     20,000

     On August 20, 1999, we issued 100,000 shares of common stock to Laminaire Corporation as partial consideration for our purchase of the Products Distribution Division.

     On July 15, 1999, we issued an 8% promissory note in favor of Arcadia Mutual Fund, Ltd. in the principal amount of $250,000.

     On August 9, 1999, we issued an 8% promissory note in favor of the Chamberlain Fund in the principal amount of $125,000.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) Exhibits


EXHIBIT
NUMBER          DESCRIPTION
------          ---------------------------------------------------------------------------------------------------
 1.1      --    Form of Underwriting Agreement
 3.1      --    Registrant's Articles of Incorporation dated July 21, 1997(1)
 3.2      --    Registrant's Amendment to Articles of Incorporation dated August 23, 1999(3)
 3.3      --    Registrant's Certificate of Correction to Articles of Incorporation dated November 19, 1999(3)
 3.4      --    Registrant's By-laws(1)
 4.1      --    Form of common stock certificate
 4.2      --    1999 stock option plan(3)
 4.3      --    Form of underwriter's Warrant Agreement(3)
 5.1      --    Opinion of McLaughlin & Stern, LLP
 10.1     --    Asset Purchase Agreement with Laminaire Corp.(3)
 10.2     --    Agreement with EH Associates, LLC(1)
 10.3     --    Agreement with J.P. Inc.(1)
 10.4     --    Agreement with EDK Associates, LLC
 10.5     --    Form of Employment Agreement with David McClelland(2)
 10.6     --    Employment Agreement with James Brownfiel(2)
 10.7     --    Form of Advisory Investment Banking Agreement between Registrant and Kashner Davidson Securities
                Corp.(1)
 10.8     --    Agreement with Spider, Inc. dated August 11, 1999(2)
 10.9     --    Promissory Note in favor of the Registrant from Laminaire Corporation in the principal amount of
                $102,000 dated August 11, 1999(3)
 10.10    --    Promissory Note in favor of Laminaire Corporation in the principal amount of $200,000 dated
                August 11, 1999(3)
 10.11    --    Promissory Note in favor of Laminaire Corporation in the principal amount of $300,000 dated
                August 11, 1999(3)
 10.12    --    Agreement with Kimberly-Clark Corporation dated September 29, 1999(3)
 10.13    --    Agreement with The Texwipe Company, LLC dated September 29, 1999(3)
 10.14    --    Agreement with Alma, Inc. dated September 29, 1999(3)
 10.15    --    Agreement with Ideal Sales, Inc. dated December 8, 1999(3)
 10.16    --    Promissory Note in favor of the Arcadia Mutual Fund, Ltd. dated July 15, 1999(3)
 10.17    --    Promissory Note in favor of the Chamberlain Fund dated August 6, 1999(3)
 10.18    --    Amendment to Asset Purchase Agreement(3)
 23.1     --    Consent of Eichler Bergsman & Co., LLP
 23.2     --    Consent of McLaughlin & Stern, LLP (included in Exhibit 5.1)
 24       --    Power of Attorney (contained on signature page).
 27       --    Financial Data Schedule(3).


------------------
(1) Filed with the Registration Statement on September 2, 1999.
(2) Filed with Amendment No. 1 on November 3, 1999.

(3) Filed with Amendment No. 2 on December 28, 1999.


     Schedules other than those listed above have been omitted since they are either not required, are not applicable or the required information is shown in the financial statements or related notes.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant undertakes to:

     (a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a) (3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission under rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

     (b) Provide to the underwriter at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against the liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant under rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment of the registration statement to be signed on its behalf by the undersigned, in the Town of Setauket, state of New York, on February 8, 2000.


                                          ESAFETYWORLD, INC.

                                          By:      /s/ EDWARD A. HEIL
                                              ----------------------------------
                                                       Edward A. Heil

                                          By:     /s/ R. BRET JENKINS
                                              ----------------------------------
                                                      R. Bret Jenkins,
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Edward A. Heil and Peter Daniele and each of them his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement on Form SB-2, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


NAME                                           TITLE             DATE
------------------------------------------    --------     -----------------
By:       /s/ EDWARD A. HEIL
----------------------------------------
            Edward A. Heil                    Director     February 8, 2000

By: /s/                    *
----------------------------------------
          Steven W. Schuster                  Director     February 8, 2000

By: /s/                    *
----------------------------------------
           Bridget C. Owens                   Director     February 8, 2000

By: /s/                    *
----------------------------------------
          John C. Dello-Iacono                Director     February 8, 2000

By:             *
----------------------------------------
         R. Bret Jenkins                      Director     February 8, 2000

* Under Power-of-Attorney

  /s/ EDWARD A. HEIL
  *
----------------------------------------
             Edward A. Heil

                                    EXHIBITS
                                AMENDMENT NO. 3



EXHIBIT
NUMBER          DESCRIPTION
------          ---------------------------------------------------------------------------------------------------
 1.1      --    Form of underwriting agreement
 4.1      --    Form of common stock certificate
 5.1      --    Opinion of McLaughlin & Stern, LLP.
 10.2     --    Consulting agreement with EH Associates, LLC
 23.1     --    Consent of Eichler Bersman & Co., LLP